UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ELECTRONICS FOR IMAGING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ELECTRONICS FOR IMAGING, INC.

6750 Dumbarton Circle

Fremont, California 94555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 6, 2019

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), will be held on June 6, 2019 at 9 a.m., Pacific Time, at the Company’s corporate headquarters, 6750 Dumbarton Circle, Fremont, California 94555 for the following purposes:

1.	To elect eight (8) directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To approve a non-binding advisory proposal on executive compensation.

3.	To approve the Electronics For Imaging Inc. 2019 Equity Incentive Plan.

4.	To approve the amendment and restatement of our Amended and Restated Employee Stock Purchase Plan to provide for an increase in the number of shares authorized for issuance pursuant to such plan.

5.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has approved the proposals described in the Proxy Statement and recommends that you vote “FOR” the election of all nominees for director in Proposal 1 and “FOR” Proposals 2, 3, 4, and 5.

Only stockholders of record at the close of business on April 18, 2019 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to submit your proxy electronically, by telephone or by marking, signing, dating, and returning the enclosed proxy for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Sincerely,

/s/ ALEX GRAB
Alex Grab Secretary

Fremont, California
April 26, 2019

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 6, 2019: the Company’s Proxy Statement dated April 26, 2019 and Annual Report for the fiscal year ended December 31, 2018 are available electronically at
http://ir.efi.com/financial-information/proxy-materials.

YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING,

YOU ARE REQUESTED TO SUBMIT YOUR PROXY ELECTRONICALLY OR BY TELEPHONE,

AS DESCRIBED UNDER “HOW TO CAST YOUR VOTE”

IN THE ATTACHED PROXY STATEMENT, OR

COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY

AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

i

(continued)

ii

ELECTRONICS FOR IMAGING, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 6, 2019

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Electronics for Imaging Inc., a Delaware corporation (“we,” “our,” “us,” or the “Company”), for use at the Annual Meeting of Stockholders to be held on June 6, 2019 at 9 a.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at our corporate headquarters, 6750 Dumbarton Circle, Fremont, California 94555. On or about May 1, 2019, the proxy materials for our Annual Meeting, including this proxy statement and our Annual Report for the fiscal year ended December 31, 2018 (the “2018 Annual Report”), were first mailed to our stockholders entitled to vote at the Annual Meeting.

PROXY SUMMARY

This section highlights information about our Company and Board that is contained elsewhere in this proxy statement. This section does not contain all of the information that you should consider and you should read the entire proxy statement before voting.

2018 BUSINESS HIGHLIGHTS

•   Reported revenue of $1.02 billion, up 2% compared to $993.3 million in for the year ended December 31, 2017

•   GAAP net loss was $1.0 million compared to GAAP net loss of $15.3 million for the year ended December 31, 2017

•   As of December 31, 2018, we completed purchases of $275 million under our authorized stock repurchase program which expired at the end of 2018

•   Launch of new print modes for the EFI™ Nozomi C18000 – the ultra-high-speed, single-pass inkjet corrugated board press

•   Introduction of brand-new, next-generation, single-pass EFI™ Reggiani BOLT textile digital printer

•   Launch of three new EFI™ Fiery® digital front ends (DFEs) driving RICOH Pro C7200 series production printers

COMPENSATION HIGHLIGHTS

Our Compensation Committee (the “Compensation Committee”) approved the 2018 compensation arrangements for our named executive officers identified on page 64 (our “NEOs”). Below are highlights of our 2018 compensation arrangements for our NEOs from the Compensation Discussion and Analysis (the “CD&A”) section of this proxy statement:

Executive compensation program is designed to pay for performance

•   Vast majority of the target total direct compensation for our named executive officers was in the form of incentive compensation

•   Approximately 90% of the target total direct compensation for our former chief executive officer was incentive compensation

•   Approximately 87% of the target total direct compensation for our chief financial officer was incentive compensation

•   Approximately 90% of the target total direct compensation for our new chief executive officer was incentive compensation

Annual incentive program is based entirely on objective, financial criteria	• Rewards executives for achievement of pre-established financial goals that correlate to the Company’s goals and strategies
We maintain executive stock ownership and holding period requirements	• Minimum stock ownership guidelines for executives • Stock holding requirements for executives

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens accountability of the Board, and helps build public trust in the Company. Highlights include the following:

Independent Board Leadership and Practices

•   Independent Chairman with a well-defined role and robust responsibilities

•   Majority of directors are independent (6 out of 8 current directors)

•   Comprehensive risk oversight practices, including cybersecurity and insurance

•   Strategic update from the CEO is a regular Board agenda item

•   Regular executive sessions of independent directors

•   Annual Board and committees self-evaluations

•   Regular succession planning efforts

•   All key Board committees are composed of independent directors

Robust Stockholder Rights

•   Majority voting policy for directors in uncontested elections

•   Annual director elections (declassified Board)

•   Annual Say-on-Pay voting

•   Stockholder right to amend Bylaws by a majority vote

•   No stockholder rights plan

Best Practices Compensation and Governance Practices

•   Minimum stock ownership guidelines for executives

•   Minimum stock ownership guidelines for non-employee directors

•   Stock holding requirements

•   Anti-hedging policy

•   Anti-pledging policy for directors and executive officers

•   Clawback policy

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY HIGHLIGHTS

We have taken steps to reduce the environmental impact of our operations and products and to promote sustainability. We are committed to sustainable business practices and products and will continue our efforts to proactively evaluate any potential changes that will benefit the environment. Highlights include the following:

Transitioning from chemical-based to water-based inks

•   Expended considerable resources in the development of water-based inks and printers that can use them

•   Introduced new water-based printers and inks and are developing additional products using water-based technology

Transitioning printer ink curing technology from mercury vapor UV lamps to LED UV lamps

•   Our display graphics and corrugated printers offer LED “cool cure” technology that uses less heat than the traditional curing process resulting in increased uptime and greater reliability

•   Energy assessments have shown that our super-wide format printers with LED curing can reduce energy consumption by up to 82% when compared with printers that use conventional mercury arc lamps

•   Transitioning to LED UV lamp curing reduces ozone created during the curing process

•   Using LED UV lamps in our printers reduces the amount of landfill waste

Textile Business Sustainability Initiatives

•   Our textile business is a worldwide provider of complete solutions for the textile market, with a focus on the development of sustainable processes

•   Our industrial printers can be used with a complete range of water-based inks

•   Eco-sustainable processes guaranteed by “Green Label” certification issued by the Association of Italian Textile Machinery Manufacturers, a private non-profit association

•   Extensive research targeted to improve productivity and quality, optimize the textile manufacturing process and reduce energy and water consumption

•   TERRA pigment solution is a unique in-line polymerization process for faster, greener printing that eliminates the need for steaming or washing on direct-to-textile applications

VOTING MATTERS AND BOARD RECOMMENDATIONS

Our Board is soliciting your proxy to vote on the following matters at the Annual Meeting and any adjournments or postponements of the Annual Meeting:

		Vote Required	Board Recommendation	Page
Proposal No. 1	Election of Eight Director Nominees	Plurality	FOR	15
Proposal No. 2	Advisory Approval of Executive Compensation	Majority of Votes Present	FOR	23
Proposal No. 3	Approval of our 2019 Equity Incentive Plan	Majority of Votes Present	FOR	26
Proposal No. 4	Approval of the amendment and restatement of our Employee Stock Purchase Plan	Majority of Votes Present	FOR	38
Proposal No. 5	Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2019	Majority of Votes Present	FOR	45

HOW TO CAST YOUR VOTE

Internet	Mail	In Person
Follow the instructions provided in the separate proxy card or voting instruction form you received.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.	Ballots will be provided to anyone who attends and wants to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT OUR PROXY MATERIALS AND THE ANNUAL MEETING

Q:	What proposals will be voted on at the Annual Meeting?

A:	Stockholders will vote on five proposals at the Annual Meeting:

•	to elect eight (8) directors to hold office until the next annual meeting or until their successors are duly elected and qualified (Proposal 1);

•	to approve a non-binding advisory proposal or executive compensation (Proposal 2);

•	to approve the Company’s 2019 Equity Incentive Plan (Proposal 3);

•	to approve the amendment and restatement of the Company’s Amended and Restated Employee Stock Purchase Plan (“ESPP”) (Proposal 4); and

•	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 5).

We will also consider other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

Q:	How does the Board recommend I vote on these proposals?

A:	Our Board recommends that you vote your shares:

•	“FOR” election to the Board of each of the Board’s eight (8) director nominees named in this proxy statement (Proposal 1);

•	“FOR” advisory approval of the Company’s executive compensation (Proposal 2);

•	“FOR” approval of the Company’s 2019 Equity Incentive Plan (Proposal 3);

•	“FOR” approval of the amendment and restatement of the Company’s ESPP (Proposal 4); and

•	“FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 5).

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on April 18, 2019, the record date, are entitled to notice of and to vote at the Annual Meeting.

Q:	How many shares can vote?

A:	At the close of business on the record date, 43,081,854 shares of common stock were outstanding and entitled to vote. We have no other class of stock outstanding.

Q:	What shares can I vote?

A:

You may vote all shares of the Company’s common stock owned by you as of the close of business on the record date of April 18, 2019. You may cast one vote per share that you held as of the close of business on the record date. A list of stockholders of record entitled to vote at the annual meeting will be available during ordinary business hours at the Company’s offices at 6750 Dumbarton Circle, Fremont, California 94555 for a period of at least 10 days prior to the Annual Meeting.

Q:	What is the difference between a “beneficial owner” and a “stockholder of record”?

A:	Whether you are a “beneficial owner” or a “stockholder of record” with respect to your shares depends on how you hold your shares:

•

Beneficial owners. Most stockholders of the Company hold their shares through a broker, bank, or other nominee (that is, in “street name”) rather than directly in their own names. If you hold shares in street name, you are a “beneficial owner” of those shares, and a complete set of the proxy materials and a voting instruction form will be forwarded to you by your broker, bank, or other nominee.

•

Stockholders of record. If you hold shares directly in your name with our stock transfer agent, American Stock Transfer and Trust Company, LLC, you are considered the “stockholder of record” with respect to those shares, and a complete set of the proxy materials and a proxy card have been sent directly to you by the Company.

Q:	Can I attend the Annual Meeting? What do I need for admission?

A:

You are entitled to attend the Annual Meeting (1) if you were a stockholder of record or a beneficial owner as of the close of business on the record date, April 18, 2019; (2) if you are a duly authorized representative of an institutional holder as described below; or (3) if you hold a valid legal proxy to vote shares of the Company’s common stock at the Annual Meeting.

All attendees will be asked to present a government-issued photo identification, such as a driver’s license or passport, and must meet the following requirements for admission:

•

Stockholders of record. If you are a stockholder of record, the name on your photo ID will be verified against the April 18, 2019 list of stockholders of record prior to your being admitted to the Annual Meeting.

•

Beneficial owners. If you are a beneficial owner, you will need to provide proof of your beneficial ownership on the record date, such as a brokerage account statement showing that you owned the Company’s common stock on April 18, 2019, a copy of the voting instruction form provided by your broker, bank, or other nominee, or other similar evidence that you owned the Company’s common stock on the record date. The name on your photo ID and your proof of ownership must match.

•

Authorized Representatives. Corporations and other stockholders that are not natural persons (“institutions”) may be represented at the meeting only by a duly authorized officer, director, or employee of the institution, or (in the case of LLCs and partnerships) a manager or partner. Each such representative must provide satisfactory evidence of his or her position with, and due authorization by, the institution. Statements by or on behalf of an institution’s bank or broker will not be sufficient evidence of a representative’s position or authorization. Unless the institution’s name is listed as a stockholder of record, representatives of institutional beneficial owners must also provide proof of the institution’s beneficial ownership on the record date as described above. We encourage our institutional stockholders to register their representatives in advance by sending a written request, along with the documentation described above, to the Company’s Investor Relations, at 6750 Dumbarton Circle, Fremont, California 94555. Please allow sufficient time for the Company to process your request. Upon receipt of sufficient documentation, we will send you a confirmation that your representative has been authorized for entry. The name on the representative’s photo ID must match the authorized name.

•

Legal proxy holders. If you hold a valid legal proxy to vote shares of the Company’s common stock at the Annual Meeting, you must bring it with you, and the name on your photo ID and legal proxy must match.

If you do not provide a government-issued photo ID and comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

Please note that cameras, sound or video recording equipment, smartphones or other similar equipment, electronic devices, large bags, briefcases, or packages may not be allowed (or their use may be restricted) in the meeting room.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

If you hold shares as the stockholder of record, you have the right to vote those shares in person at the Annual Meeting. If you choose to do so, you can vote using the ballot provided at the meeting or by submitting at the meeting the proxy card enclosed with the proxy materials you received. If you are a beneficial owner of shares, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank, or other nominee holding your shares, giving you the right to vote the shares at the meeting using the ballot provided at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	You may direct how your shares are voted without attending the Annual Meeting in one of the following ways:

•

Internet. You can vote your shares at the Annual Meeting via the Internet by following the instructions on the website identified on your proxy card, or voting instruction form. You will need the control number provided on your proxy card or voting instruction form to access the voting website.

•

Mail. You can vote your shares at the Annual Meeting by completing, signing, and returning the proxy card or voting instruction form you received to the address on the proxy card or voting instruction form.

Q:	What does it mean if I receive more than one set of proxy materials?

A:

If your shares are registered differently or are held in more than one account, you will receive a set of proxy materials for each account. To ensure that all of your shares are voted, please submit your proxy or voting instructions for each account for which you have received a set of proxy materials.

Q:	What is the deadline for voting my shares if I do not attend the Annual Meeting?

A:

If you are a stockholder of record, your proxy must be received by via the Internet by 9 p.m. Pacific time on June 4, 2019 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record you also have the option of completing, signing, dating, and returning the proxy card enclosed with the proxy materials so that it is received by the Company before the polls close at the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares, please comply with the deadlines included in the voting instructions provided by the bank, broker, or other nominee that holds your shares.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:

Business may be conducted at the Annual Meeting only if a quorum is present or represented at the meeting, which means that holders of a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted to determine whether a quorum is present. See “What effect do abstentions and broker non-votes have on the proposals?” below for more information.

Q:	What if a quorum is not present at the meeting?

A:	If a quorum is not present at the scheduled time of the Annual Meeting, the chairman of the Annual Meeting is authorized by our Bylaws to adjourn the meeting without the vote of the stockholders.

Q:	What vote is required to approve each of the proposals?

A:

Election of Directors. A plurality of the shares of common stock voting in person or by proxy is required to elect each of the eight nominees for director. A plurality means that the eight nominees receiving the largest number of votes cast (votes “FOR”) will be elected. As set forth in the Company’s Board of Directors Guidelines and the Nominating and Governance Committee Charter, we have a majority voting policy for the election of directors in an uncontested election. Pursuant to this policy, in the event that a nominee for director in an uncontested election receives more “WITHHELD” votes for his or her election than “FOR” votes, the director must submit a resignation to the Board. The Nominating and Governance Committee of the Board will evaluate and make a recommendation to the Board with respect to the offered resignation. The Board will take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Nominating and Governance Committee’s or the Board’s consideration of the matter. We will publicly disclose the Board’s decision including, as applicable, the reasons for rejecting a resignation. Cumulative voting is not permitted.

Other Proposals. Approval of each of the other proposals (namely, the Company’s proposals to approve our executive compensation, the 2019 Equity Incentive Plan, the amendment of our ESPP, and to ratify the appointment of Deloitte & Touche LLP) requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

Please note, however, that the vote on the Company’s proposals to approve our executive compensation and to ratify the appointment of Deloitte & Touche LLP, will be advisory only and will not be binding. The results of the votes on these proposals will be taken into consideration by the Company, our Board or the appropriate committee of our Board, as applicable, when making future decisions regarding these matters.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:

Abstentions. In all matters other than the election of directors, abstentions have the same effect as votes “AGAINST” the matter. With respect to the election of directors, abstentions with respect to a director nominee will not be counted as votes cast on the election of the director nominee and, therefore, will not be counted in determining the outcome of the director’s election. Abstentions will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting.

Broker Non-Votes. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial owner on non-routine items absent instructions from the beneficial owners of such shares. Each of the other proposals to be considered and voted on at the Annual Meeting (namely, the election of directors, the advisory approval of the Company’s executive compensation, the approval of the 2019 Equity Incentive Plan and approval of the ESPP) are considered non-routine items. Consequently, if you hold shares in street name and you do not submit any voting instructions to your broker, your broker may exercise its discretion to vote your shares on the proposal to ratify the appointment of Deloitte & Touche LLP but may not vote your shares on any of the other proposals. If this occurs, your shares will be voted in the manner directed by your broker on the proposal to ratify the appointment of Deloitte & Touche LLP but will constitute “broker non-votes” on each of the other proposals. Broker non-votes will not be counted in determining the outcome of the vote on each of the non-routine items, although they will count for purposes of determining whether a quorum is present.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy card or voting instruction form that I submit?

A:

If you submit a signed proxy card or voting instruction form without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Q:	Can I change my vote or revoke my proxy?

A:

You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by: (1) delivering to the Company’s Corporate Secretary at 6750 Dumbarton Circle, Fremont, California 94555 a written notice of revocation of your proxy; (2) submitting an authorized proxy bearing a later date using one of the alternatives described above under “How can I vote my shares without attending the Annual Meeting?”; or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting in and of itself, without voting in person at the Annual Meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee or by obtaining a legal proxy from your broker, bank, or other nominee giving you the right to vote your shares at the Annual Meeting.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

If you grant a proxy, the persons named as proxyholders, William D. Muir, Jr. and Alex Grab, will each have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Other than the matters and proposals described in this proxy statement, we have not received valid notice of any other business to be acted upon at the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We will report voting results by filing a Current Report on Form 8-K within four business days following the date of the Annual Meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

The solicitation of proxies will be conducted by mail, and the Company will bear the costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company’s common stock. We may conduct further solicitation personally, telephonically, over the

Internet, or by facsimile through our officers, directors, and employees, none of whom will receive additional compensation for assisting with the solicitation. If we engage a proxy solicitation firm in connection with the solicitation of proxies, we will pay such firm a customary fee for its solicitation services. We may incur other expenses in connection with the solicitation of proxies for the Annual Meeting.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

A:	Yes. The following requirements apply to stockholder proposals, including director nominations, for the 2020 annual meeting of stockholders.

Requirements for Stockholder Proposals to be Considered for Inclusion in Proxy Materials:

Stockholders interested in submitting a proposal for inclusion in the proxy materials we distribute for the 2020 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, stockholder proposals must be received by us no later than December 28, 2019] and must comply with the Company’s Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2020 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2020 annual meeting of stockholders. Proposals should be sent to the Company’s Corporate Secretary at 6750 Dumbarton Circle, Fremont California 94555.

Requirements for Stockholder Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates:

Stockholders who wish to nominate persons for election to the Board at the 2020 annual meeting of stockholders or who wish to present a proposal at the 2020 annual meeting of stockholders, but who do not intend for such proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination or proposal to the Corporate Secretary at the above address no earlier than February 7, 2020 and no later than March 8, 2020. These deadlines are subject to change if the date of the 2020 annual meeting of stockholders is before May 7, 2020 or after August 7, 2020. The stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in the Company’s Bylaws, and must comply with the other requirements specified in the Company’s Bylaws.

In addition, stockholders may propose director candidates for consideration by the Company’s Nominating and Governance Committee by following the procedures set forth under “Consideration of Director Nominees” beginning on page 48 of this proxy statement.

Copy of Bylaws:

To obtain a copy of the Company’s Bylaws at no charge, you may write to EFI’s Corporate Secretary at 6750 Dumbarton Circle, Fremont, California 94555. A current copy of the Bylaws is also available on the Corporate Governance section of the Company’s website at www.efi.com, under “Investor Relations.”

Q:	Are proxy materials for the 2019 Annual Meeting available online?

A:	Yes. This proxy statement and the 2018 Annual Report are available online at http://ir.efi.com/financial-information/proxy-materials.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board presently consists of eight directors. Each director is serving a term that continues until the Annual Meeting and until his or her successor is duly elected and qualified. As further described below, our Board has selected all eight of our incumbent directors for re-election at the Annual Meeting.

NOMINEES FOR DIRECTOR

Upon the recommendation of the Nominating and Governance Committee, the Board nominated the nominees below for election to the Board for a term continuing until the annual meeting of stockholders to be held in 2020 and until their respective successors are duly elected and qualified, or until such nominee’s earlier death, resignation, or removal. All of our director nominees are currently directors of the Company.

Except as otherwise instructed, proxies solicited by this proxy statement will be voted “FOR” the election of each of the nominees to the Board. The nominees have consented to be named in this proxy statement and to serve as directors if elected. If any nominee of the Board is unable to serve, or for good cause will not serve, as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for any other persons that may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the director nominees named above will be unable or unwilling to stand as a nominee or to serve as a director if elected.

Eric Brown • Age: 53 • Director since 2011 • Committee: Audit (Chair)

Eric Brown has served as a director of the Company since April 2011. Mr. Brown is the Chief Financial Officer of Informatica Corporation, a privately-held software development company. Previously, Mr. Brown served as Chief Financial Officer and Chief Operating Officer of Tanium Inc., a security systems management enterprise software company from April 2014 to March 2017. Previously, Mr. Brown served as Chief Operating Officer, Chief Financial Officer, and Executive Vice President of Polycom, Inc. from February 2012 to March 2014. Prior to that Mr. Brown served as Executive Vice President, Chief Financial Officer of Electronic Arts, Inc., an interactive entertainment software company, from April 2008 to February 2012. From January 2005 until March 2008, Mr. Brown worked at McAfee, Inc., a security technology company, serving as Chief Operating Officer and Chief Financial Officer from March 2006 until March 2008 and as Vice President and Chief Financial Officer from January 2005 until March 2006. Mr. Brown was the President and Chief Financial Officer of MicroStrategy Incorporated, a business intelligence software provider, from 2000 until 2004. From 1998 to 2000, Mr. Brown worked at Electronic Arts as Vice President and Chief Operating Officer of Electronic Arts Redwood Shores (California) studio division. From 1995 to 1998, Mr. Brown was co-founder and Chief Financial Officer of Datasage, Inc., a Boston-based enterprise technology company. From September 2004 until December 2005, Mr. Brown served on the board of directors and the audit committee of Verity, Inc., a provider of business search and process management software, that was acquired by Autonomy Corporation plc. Mr. Brown received a B.S. in Chemistry from the Massachusetts Institute of Technology and an M.B.A from the MIT Sloan School of Management.

Specific Qualifications, Attributes, Skills, and Experience:

Mr. Brown was nominated to serve on our Board because his experience with the oversight of worldwide business and finance operations with responsibility for public company financial reporting, balance sheet management, audit, and tax matters provides the Board with a broad range of expertise on various operational and financial issues facing a global organization.

Janice Durbin Chaffin • Age: 64 • Director since 2018 • Committee: Audit

Janice Durbin Chaffin has been a member of our Board since November 2018. She is an experienced technology industry executive, specializing in strategic marketing and global operations. She has held several senior executive positions with Symantec Corporation, including serving as group president of its consumer business unit from 2007 to 2013. Prior to leading Symantec’s consumer business unit, Ms. Durbin Chaffin served as the company’s executive vice president and chief marketing officer from 2006 to 2007, and as senior vice president and chief marketing officer from 2003 to 2006. Before joining Symantec, Ms. Durbin Chaffin worked for more than 20 years at Hewlett-Packard Company in a variety of management and marketing leadership positions. Ms. Durbin Chaffin graduated summa cum laude from the University of California, San Diego, with a Bachelor of Arts degree in Political Science, and earned a Master of Business Administration from the University of California, Los Angeles, where she was an Edward W. Carter Fellow. Ms. Durbin Chaffin also serves on the boards of directors of Nasdaq-traded companies Synopsys, Inc. and PTC Inc. She is an Advisory Council member for Illuminate Ventures and a member of the Board of Visitors for the UCLA Anderson School of Management. Previously, she served on the boards of Informatica Corporation and International Game Technology, along with the Operating Committee of privately held Ancestry.com.

Specific Qualifications, Attributes, Skills, and Experience:

Ms. Durbin Chaffin was nominated to serve on our Board because of her expertise in strategic marketing and global operations, as well as her prior experience as an executive at a public company. In addition, her experience serving on the board of other Nasdaq-traded companies enables her to provide the Board with valuable advice on issues facing public companies with global operations.

Gill Cogan • Age: 67 • Director since 1992, Chairman since June 2007 • Committees: Compensation (Chair), Nominating and Governance

Gill Cogan has been a member of our Board since 1992 and served as Chairman of the Board of Directors since June 28, 2007. Mr. Cogan is a founding Partner of Opus Capital Ventures LLC, a venture capital firm established in 2005. Previously, he was the Managing Partner of Lightspeed Venture Partners, a venture capital firm, from 2000 to 2005. From 1991 until 2000, Mr. Cogan was Managing General Partner of Weiss, Peck & Greer Venture Partners, L.P., a venture capital firm. From 1986 to 1990, Mr. Cogan was a partner of Adler & Company, a venture capital group handling technology-related investments. From 1983 to 1985, he was Chairman and Chief Executive Officer of Formtek, Inc., an imaging and data management computer company, whose products were based upon technology developed at Carnegie-Mellon University. Mr. Cogan is currently a director of several privately held companies. Mr. Cogan holds a B.S. and an M.B.A. from the University of California at Los Angeles.

Specific Qualifications, Attributes, Skills, and Experience:

Mr. Cogan was nominated to serve on our Board because his experience in venture capital firms brings him extensive knowledge of technology companies that is valuable to the Board’s discussions of the Company’s technology-related investments.

Guy Gecht • Age: 53 • Director since 2000 • Former Chief Executive Officer

Guy Gecht has been a member of our Board since 2000. Mr. Gecht joined EFI in October of 1995, and became vice president and general manager of EFI Fiery products in 1999. He became our chief executive officer in January of 2000 and stepped down in October 2018. Mr. Gecht graduated with a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel. He served five years as an officer in the Israel Defense Forces working on complex, high-tech projects. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, Inc., a technology company, from 1993 to 1995. He worked for Apple Israel, serving as chief technology officers, before immigrating to the United States. Since 2006, Mr. Gecht has served as a member of the board of directors, audit committee, and compensation committee of Check Point Software Technologies Ltd., a global information technology security company, listed on the Nasdaq Global Select Market.

Specific Qualifications, Attributes, Skills, and Experience:

Mr. Gecht was nominated to our Board because his different previous roles within the Company, along with his experience as the Company’s Chief Executive Officer for over nineteen (19) years, give him unique insights into the Company’s challenges, opportunities, and operations.

Thomas Georgens • Age: 59 • Director since 2008 • Committee: Audit

Thomas Georgens has been a member of our Board since 2008. From April 2014 until June 2015, Mr. Georgens served as Chief Executive Officer and Chairman of the Board of Directors of NetApp, Inc., a provider of data management solutions. Previously, from August 2009 until April 2014, Mr. Georgens served as Chief Executive Officer, President, and Director of NetApp. Prior to becoming its Chief Executive Officer, from February 2008 to August 2009, Mr. Georgens was President and Chief Operating Officer of NetApp, Inc. From January 2007 to January 2008, Mr. Georgens was Executive Vice President, Product Operations and from October 2005 to January 2007, he was Executive Vice President and General Manager of Enterprise Storage Systems for NetApp, Inc. From 1996 to 2005, Mr. Georgens served LSI Logic and its subsidiaries, including Engenio, in various capacities, including as President, Chief Executive Officer, Vice President and General Manager, and Director. Prior to working with LSI Logic and its subsidiaries, Mr. Georgens spent 11 years at EMC Corporation in a variety of engineering and marketing positions. Mr. Georgens graduated from Rensselaer Polytechnic Institute with B.S. and M.Eng. degrees in Computer and Systems Engineering, and also holds an M.B.A. from Babson College.

Specific Qualifications, Attributes, Skills, and Experience:

Mr. Georgens was nominated to serve on our Board because his prior role of Chief Executive Officer of a Nasdaq-100 company brings to the Board the perspective of a leader who faced similar economic, social, and governance issues. In addition, his previous role provides Mr. Georgens with insight in the preparation and review of financial statements of a public company.

Richard A. Kashnow • Age: 77 • Director Since 2008 • Committees: Compensation, Nominating and Governance (Chair)

Richard Kashnow has been a member of our Board since 2008. Since 2003, Mr. Kashnow has been self-employed as a consultant. From 1999 until 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital unit he established for Tyco International, Inc., a diversified manufacturing and services company. From 1995 to 1999, he served as Chairman, Chief Executive Officer, and President of Raychem Corporation, a global technology materials company. He started his career as a physicist at General Electric’s Corporate Research and Development Center in 1970. During his seventeen years with General Electric, he progressed through a series of technical and general management assignments. He served in the U.S. Army between 1968 and 1970 and completed his active duty tour as a captain. Until December 2012, Mr. Kashnow served on the board of directors of Ariba, Inc., which was a public company providing on-demand spend management solutions prior to its acquisition by SAP AG in October 2012. Until March 2008, he served as Chairman of ActivIdentity, a public software security company. Until September 2007, he also served as Chairman of Komag, Inc., a public data storage media company, which was acquired at that time by Western Digital Corporation. Until September 2006, he served on the board of directors of Parkervision, Inc., a public radio frequency technology company, and as Chairman of its Compensation Committee. Mr. Kashnow received a Ph.D. in Physics from Tufts University in 1968 and a B.S. in Physics from Worcester Polytechnic Institute in 1963.

Specific Qualifications, Attributes, Skills, and Experience:

Mr. Kashnow was nominated to serve on our Board because his experience in supervising a principal financial officer as the former Chief Executive Officer of Raychem Corporation provides the Board with a perspective of an executive involved in the preparation and review of financial statements of a public company. In addition, his experience serving on other public companies, including as a member of the Compensation Committee, provides the Board with valuable insight.

Dan Maydan • Age: 83 • Director Since 1996 • Committees: Compensation, Nominating and Governance

Dan Maydan has been a member of our Board since 1996. Dr. Maydan was President of Applied Materials Inc., a semiconductor manufacturing equipment company, from January 1994 to April 2003, and a member of that company’s board of directors from June 1992 to October 2005. From March 1990 to January 1994, Dr. Maydan served as Applied Materials’ Executive Vice President, with responsibility for all product lines and new product development. Before joining Applied Materials in September 1980, Dr. Maydan spent thirteen years managing new technology development at Bell Laboratories during which time he pioneered laser recording of data on thin-metal films and made significant advances in photolithography and vapor deposition technology for semiconductor manufacturing. In 1998, Dr. Maydan was elected to the National Academy of Engineering. He currently serves on the boards of directors of privately held companies. Dr. Maydan received his B.S. and M.S. degrees in Electrical Engineering from Technion, the Israel Institute of Technology, and his Ph.D. in Physics from Edinburgh University in Scotland.

Specific Qualifications, Attributes, Skills, and Experience:

Dr. Maydan was nominated to serve on our Board because his broad experience in technology, innovation, marketing, and operations provides the Board with a global perspective on the issues faced by manufacturing and technology companies.

William D. Muir, Jr. • Age: 50 • President, Chief Executive Officer and Director since 2018

William D. Muir, Jr. was elected to serve as our President, Chief Executive Officer, and a director effective October 15, 2018. Prior to his appointment, Mr. Muir served as Chief Operating Officer of Jabil Inc., a publicly-traded electronic products solutions company, from 2013 until 2017. From 2009 to 2013, Mr. Muir served as Jabil’s Executive Vice President and Chief Executive Officer, Global Manufacturing Services. Previously, Mr. Muir served as Regional President for Asia, responsible for Jabil’s Operations and Business Development efforts across China, India, Vietnam, Malaysia, Singapore, and Japan. Prior to his leadership role in Asia, Mr. Muir led Global Business Development efforts for Jabil across large-scale customer relationships and has also held roles leading Operations across the Americas. Mr. Muir holds both a Bachelor’s degree in Industrial Engineering and a Master in Business Administration from the University of Florida.

Specific Qualifications, Attributes, Skills, and Experience:

Mr. Muir was nominated to serve on our Board because his prior experience as an executive at a public company with global operations provides the Board with valuable insight on issues facing a publicly-traded global organization. In addition, his current role as our Chief Executive Officer enables him to contribute on current issues and challenges facing the Company on a day-to-day basis.

VOTE REQUIRED

A plurality of the shares of common stock voting in person or by proxy is required to elect each of the eight nominees for director. A plurality means that the eight nominees receiving the largest number of votes cast (votes “FOR”) will be elected. As set forth in the Company’s Board of Directors Guidelines and the Nominating and Governance Committee Charter, we have a majority voting policy for the election of directors in an uncontested election. Pursuant to this policy, in the event that a nominee for director in an uncontested election receives more “WITHHELD” votes for his or her election than “FOR” votes, the director must submit a resignation to the Board. The Nominating and Governance Committee of the Board will evaluate and make a recommendation to the Board with respect to the offered resignation. The Board will take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Nominating and Governance Committee’s or the Board’s consideration of the matter. We will publicly disclose the Board’s decision including, as applicable, the reasons for rejecting a resignation. Cumulative voting is not permitted.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL TWO

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and as set forth in this proxy statement (including the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

The Company’s goal for its executive compensation program is to attract, motivate, and retain a talented and dynamic team of executives. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its stockholders.

The Compensation Discussion and Analysis, beginning on page 64 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2018 in more detail. Highlights of the program include:

•

Our executive compensation program is designed to pay for performance—For 2018, the vast majority of the target total direct compensation for our named executive officers was in the form of incentive compensation. Approximately 90% of the target total direct compensation for Mr. Gecht and approximately 87% for Mr. Olin approved by the Compensation Committee for fiscal year 2018 was in the form of incentive compensation tied to the achievement of specific financial performance goals and/or our stock price. The target total direct compensation to be provided to Mr. Muir under his new employment agreement entered into upon his appointment as our Chief Executive Officer in October 2018 (based on his annual base salary and target bonus opportunity provided in his employment agreement, and the grant date fair value of the equity awards granted to him during fiscal year 2018) is approximately 90% incentive compensation.

•

Our annual incentive program is based entirely on objective, financial criteria and paid entirely in stock—Our annual incentive program rewards our named executive officers for achievement of pre-established financial goals that correlate to the long-term goals and strategy of the Company. Awards under the program are granted as performance-based restricted stock unit (“RSU”) awards that help further align named executive officers’ interests with those of our stockholders. Each named executive officer employed at the beginning of the year was granted a “target” award with the possibility to vest into more or less of the award based on financial performance objectives. These awards are subject to a cap on the maximum payout granted and are eligible to vest from 0% to 200% of the target number of RSUs subject to the award based on the Company’s performance during the fiscal year. We believe the performance goals established by the Compensation Committee are rigorous and consistent with our pay-for-performance philosophy. The annual incentive program awards for 2018 paid out at approximately 84% of target.

•

Two-thirds of the 2018 long-term target incentive awards were performance based—Two-thirds of the RSUs granted to Messrs. Gecht and Olin in August 2018 under our long-term incentive program were subject to both performance-based and time-based vesting conditions (“performance-based RSUs”) and one-third of the RSUs were subject to time-based vesting conditions (“time-based RSUs”). The performance-based RSUs consisted of two awards: one award that generally vests based on our revenue growth over a three-year period consisting of our 2019, 2020, and 2021 fiscal years (subject to a modifier based on our revenue growth over that period relative to a group of Nasdaq-listed companies with market capitalizations similar to ours) and a second award that generally vests based on our non-GAAP earnings per share (“EPS”) growth over that three-year period (subject to a modifier based on our cash from operations growth over that period). These awards are intended to both provide a retention incentive (as the awards are also subject to continued employment requirements) and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. This structure for performance under our long-term incentive awards reflects feedback we have received from our stockholders that they would prefer to see revenue growth measured relative to the growth generated by other comparable companies and to see that our cash from operations is growing at a comparable rate to our non-GAAP EPS growth.

•

Sixty percent of the equity awards granted to our new chief executive officer in 2018 were performance based.—Sixty percent of the target RSUs granted to Mr. Muir in October 2018 in connection with his commencement of employment were performance-based RSUs and forty percent of the RSUs were time-based RSUs. One-half of the performance-based RSUs are subject to the same vesting conditions as the 2018 long-term incentive program awards granted to Messrs. Gecht and Olin described above. The other half of the performance-based RSUs vest if our stock price achieves certain pre-established targets within three years of the grant date. As with the 2018 long-term incentive program, these awards are intended to provide a retention incentive (as the awards are also subject to continued employment requirements) and enhance Mr. Muir’s focus on specific financial goals considered important to the Company’s long-term growth and on the creation of value for our stockholders.

•

We maintain executive stock ownership and holding period requirements—To further align the interests of our executives and our stockholders, our Board of Directors has adopted stock ownership requirements applicable to all executives of the Company. These requirements provide that, within three years of being appointed to the position, the Company’s chief executive officer should own Company shares with a value of at least five times his base salary and the Company’s other executives should own Company shares with a value of at least two times their base salaries. In addition, our executive officers are required to hold any vested shares they acquire pursuant to their equity awards granted on or after January 1, 2016 (after satisfying applicable tax withholding) for at least three years (or, if earlier, termination of the executive’s employment with us). We believe these stock ownership requirements help to significantly align the interests of our executives with those of our stockholders.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote to approve the following resolution at the Annual Meeting:

•

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) is hereby approved.

VOTE REQUIRED

The approval of the executive compensation requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting. As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Our current policy is to provide stockholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the annual meeting of stockholders (the “say-on-pay” vote). It is expected that the next say-on-pay vote will occur at the 2020 annual meeting.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE EXECUTIVE COMPENSATION.

PROPOSAL THREE

APPROVAL OF ELECTRONICS

FOR IMAGING, INC. 2019 EQUITY INCENTIVE PLAN

General

At the Annual Meeting, stockholders will be asked to approve the Electronics for Imaging, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), which was adopted, subject to stockholder approval, by the Board of Directors on April 15, 2019.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2019 Plan are an important attraction, retention, and motivation tool for participants in the plan.

The Company currently maintains the Electronics for Imaging, Inc. 2017 Equity Incentive Plan (the “2017 Plan”). The Board of Directors believes that the number of shares currently available under the 2017 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. If stockholders approve the 2019 Plan, no new awards will be granted under the 2017 Plan after the Annual Meeting. In that case, the number of shares of the Company’s common stock that remain available for award grants under the 2017 Plan immediately prior to the Annual Meeting will become available for award grants under the 2019 Plan. An additional 2,141,000 shares of the Company’s common stock will also be made available for award grants under the 2019 Plan. In addition, if stockholders approve the 2019 Plan, any shares of common stock subject to outstanding awards under the 2017 Plan or the Company’s 2009 Equity Incentive Award Plan (the “2009 Plan”) that expire, are cancelled, or otherwise terminate after the Annual Meeting will also be available for award grant purposes under the 2019 Plan. No new awards may be granted under the 2009 Plan.

If stockholders do not approve the 2019 Plan, the Company will continue to have the authority to grant awards under the 2017 Plan. If stockholders approve the 2019 Plan, the termination of our grant authority under the 2017 Plan will not affect awards then outstanding under that plan.

Shares Available for Grant and Awards Outstanding under Company Plans

The following table sets forth information regarding the number of shares available for future issuance under the 2017 Plan, the outstanding equity awards under the 2017 Plan and the 2009 Plan (with performance-based awards included assuming maximum performance will be achieved), and the number of shares of our common stock issued and outstanding, in each case as of December 31, 2018 and March 31, 2019:

	December 31, 2018	March 31, 2019
Number of shares available for future issuance	622,318	432,213
Stock options outstanding	75,000	75,000
Weighted average remaining contractual term (years) of stock options outstanding	.68	.44
Weighted average exercise price of stock options outstanding	$16.57	$16.57
RSUs, including performance-based and market-based RSUs, outstanding	2,921,224	2,771,928
Common shares outstanding	42,419,719	42,879,870

For more information on the Company’s outstanding awards and past grant practices under the 2017 Plan and the 2009 Plan (referred to below as the Company’s “overhang” and “burn rate,” respectively), please see “Specific Benefits under the 2019 Equity Incentive Plan” below. The 2009 Plan and the 2017 Plan are the Company’s only equity compensation plans (other than the proposed 2019 Plan and the Company’s Amended and Restated 2000 Employee Stock Purchase Plan (the “ESPP”)) and all of the Company’s outstanding awards are under the 2009 Plan, the 2017 Plan, and the ESPP.

Summary Description of the 2019 Equity Incentive Plan

The principal terms of the 2019 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2019 Plan, which appears as Appendix A to this Proxy Statement.

Purpose. The purpose of the 2019 Plan is to promote the success of the Company by providing an additional means for us to attract, motivate, retain, and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration. Our Board of Directors or one or more committees appointed by our Board of Directors will administer the 2019 Plan. Our Board of Directors has delegated general administrative authority for the 2019 Plan to the Compensation Committee. The Board of Directors or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the 2019 Plan. (The appropriate acting body, be it the Board of Directors or a committee or other person within its delegated authority is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2019 Plan, including, without limitation, the authority:

•	to select eligible participants and determine the type(s) of award(s) that they are to receive;

•

to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

•

to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required to determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, to establish the events (if any) on which exercisability or vesting may accelerate (including specified terminations of employment or service or other circumstances), and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards (subject in the case of options and stock appreciation rights to the maximum term of the award);

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	subject to the other provisions of the 2019 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession, or substitution of an award;

•

to determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2019 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third-party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

•

to modify the terms and conditions of any award, establish sub-plans and agreements, and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•	to approve the form of any award agreements used under the 2019 Plan; and

•	to construe and interpret the 2019 Plan, make rules for the administration of the 2019 Plan, and make all other determinations for the administration of the 2019 Plan.

No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Minimum Vesting Requirement. Except as described below, all awards granted under the 2019 Plan will be subject to a minimum vesting requirement of one year. Awards may, however, be granted under the 2019 Plan with minimum vesting requirements of less than one year, or no vesting requirements, provided that the total number of the Company’s common shares issued under such awards will not exceed 5% of the Share Limit described below. This minimum vesting requirement under the 2019 Plan does not limit or restrict the Administrator’s discretion to accelerate or provide for the acceleration of vesting of any award in any circumstances it determines to be appropriate.

Eligibility. Persons eligible to receive awards under the 2019 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 3,800 officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the seven members of the Board who are not employed by the Company or any of its subsidiaries (“Non-Employee Directors”), are considered eligible under the 2019 Plan.

Aggregate Share Limit. The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2019 Plan equals the sum of the following (such total number of shares, the “Share Limit”):

•	2,141,000 shares, plus

•

the number of shares available for additional award grant purposes under the 2017 Plan as of the date of the Annual Meeting and determined immediately prior to the termination of the authority to grant new awards under that plan as of the date of the Annual Meeting, plus

•

the number of any shares subject to stock options granted under the 2009 Plan or the 2017 Plan and outstanding as of the date of the Annual Meeting which expire, or for any reason are cancelled or terminated, after the date of the Annual Meeting without being exercised, plus

•

the number of any shares subject to RSU awards granted under the 2009 Plan or the 2017 Plan that are outstanding and unvested as of the date of the Annual Meeting which are forfeited, terminated, cancelled, or otherwise reacquired after the date of the Annual Meeting without having become vested.

As of March 31, 2019, approximately 432,213 shares were available for additional award grant purposes under the 2017 Plan, approximately 75,000 shares were subject to stock options then outstanding under the 2009 Plan, no shares were subject to stock options then outstanding under the 2017 Plan, approximately 231,735 shares were subject to RSU awards then outstanding under the 2009 Plan (assuming performance-based RSUs vest based on the maximum level of performance), and approximately 2,540,193 shares were subject to RSU awards then outstanding under the 2017 Plan (assuming performance-based RSUs vest based on the maximum level of performance). As noted above, no additional awards will be granted under the 2017 Plan if stockholders approve the 2019 Plan.

Additional Share Limits. The following other limits are also contained in the 2019 Plan. These limits are in addition to, and not in lieu of, the Share Limit for the plan described above.

•

The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 1,200,000 shares. (For clarity, any shares issued in respect of incentive stock options granted under the plan will also count against the overall Share Limit above.)

•

The maximum number of shares subject to awards granted to a Non-Employee Director under the 2019 Plan during any one calendar year is 10,000 shares, except that this limit is 11,250 shares as to a Non-Employee Director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all Non-Employee Directors as a group.

Share-Limit Counting Rules. The Share Limit of the 2019 Plan is subject to the following rules:

•

Except as expressly provided below, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2019 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2019 Plan.

•

To the extent that shares are delivered pursuant to the exercise of a stock appreciation right granted under the 2019 Plan, the total number of shares to which the exercise relates (and not just the shares which are actually issued in payment of the award) will be counted against the Share Limit. For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised in full at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the Share Limit with respect to such exercise.

•

Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under the 2019 Plan, the 2017 Plan, or the 2009 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award granted under the 2019 Plan, 2017 Plan, or the 2009 Plan, will not be available for subsequent awards under the 2019 Plan.

•

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2019 Plan.

•

In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Share Limit. For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit.

In addition, the 2019 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2019 Plan. The Company may not increase the applicable share limits of the 2019 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards. The 2019 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The 2019 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2019 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2019 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the 2019 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Subject to the minimum vesting requirement described above, any awards under the 2019 Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Dividend Equivalents; Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2019 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock, provided that any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).

Assumption and Termination of Awards. If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock, or assets of the Company, awards then-outstanding under the 2019 Plan will not automatically become fully vested pursuant to the provisions of the 2019 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2019 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2019 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment. For the treatment of outstanding equity awards held by the named executive officers in connection with a termination of employment and/or a change in control of the Company, please see the “Potential Payments Upon Termination or Change of Control” below in this Proxy Statement.

Transfer Restrictions. Subject to certain exceptions contained in Section 5.6 of the 2019 Plan, awards under the 2019 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2019 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders. In addition, awards under the 2019 Plan will be subject to the Company’s clawback policy discussed on page 86 of this proxy statement.

No Limit on Other Authority. Except as expressly provided with respect to the termination of the authority to grant new awards under the 2017 Plan if stockholders approve the 2019 Plan, the 2019 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the 2019 Plan. The Board of Directors may amend or terminate the 2019 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board of Directors. Unless terminated earlier by the Board of Directors and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2019 Plan will terminate on April 15, 2029. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the 2019 Plan

The U.S. federal income tax consequences of the 2019 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2019 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2019 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2019 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the Code, the aggregate compensation in excess of $1,000,000 attributable to awards held by current or former named executive officers may not be deductible by the company in certain circumstances.

Specific Benefits under the 2019 Equity Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the 2019 Plan. The Company is not currently considering any other specific award grants under the 2019 Plan, other than the annual grants of RSUs to our Non-Employee Directors described in the following paragraph. If the 2019 Plan had been in existence in fiscal 2018, the Company expects that its award grants for fiscal 2018 would not have been substantially different from those actually made in that year under the 2017 Plan. For information regarding stock-based awards granted to the Company’s named executive officers during fiscal 2018, see the material under the heading “Compensation Discussion and Analysis” and the related executive compensation tables below.

As described under “Director Compensation” below, our current compensation policy for Non-Employee Directors provides for each Non-Employee Director to receive an annual award of 6,500 RSUs. Additionally, our current compensation policy provides that the Board chair receives an annual retainer of $30,000 paid in RSUs, with the number of shares to be determined by dividing $30,000 by the closing price of our common stock on the grant date (or the immediately preceding trading day if the grant date is not a trading day) as described under “Director Compensation” below. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the dollar amount set forth above into shares is $26.90 (the closing price of our common stock on March 29, 2019), the number of RSUs that would be allocated to the Company’s Board chair each year pursuant to the annual grant formula is approximately 1,000 shares. Accordingly, the aggregate number of shares that would be subject to the annual grants under the director equity grant program for calendar years 2020 through 2029 (the ten years in the term of the 2019 Plan, assuming the plan is approved) based on that assumed stock price is 465,000 shares (which is the annual award of 6,500 RSUs for each of our seven Non-Employee Directors plus the 1,000 shares for the annual Board chair grant, multiplied by the ten years in the term of the 2019 Plan). This calculation also assumes that there are no new eligible directors, there continue to be seven eligible directors seated and there are no changes to the awards granted under the director equity grant program.

The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the 2019 Plan. The 2017 Plan and the 2009 Plan are the Company’s only equity compensation plans (other than the ESPP). The ESPP generally provides for broad-based participation by employees of the Company (and certain of its subsidiaries) and affords employees who elect to participate an opportunity to purchase shares of the Company’s common stock at a discount. Certain information regarding the number of shares of Company common stock available for issuance under the ESPP is included under the heading “Equity Compensation Plan Information” below. The discussion that follows in this “Specific Benefits” section does not include any shares that have been purchased under, may be purchased in the current purchase period under, or that remain available for issuance or delivery under the ESPP.

“Overhang” refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of the Company’s common stock that were subject to outstanding RSU awards granted under the 2009 Plan and the 2017 Plan, that were subject to outstanding stock options granted under the 2009 Plan and the 2017 Plan, and that were then available for new award grants under the 2017 Plan as of December 31, 2018 and as of March 31, 2019. (In this 2019 Plan proposal, the number of shares of the Company’s common stock subject to RSU awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards, with awards subject to performance-based vesting requirements presented based on the maximum level of performance.)

	December 31, 2018	March 31, 2019
Number of shares available for future issuance	622,318	432,213
Stock options outstanding	75,000	75,000
Weighted average remaining contractual term (years) of stock options outstanding	.68	.44
Weighted average exercise price of stock options outstanding	$16.57	$16.57
RSUs, including performance-based and market-based RSUs, outstanding	2,921,224	2,771,928
Common shares outstanding	42,419,719	42,879,870

The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years are included in the table below.

The number of shares subject to annual grants of equity awards is commonly expressed as percentage of total shares outstanding and referred to as the “burn rate.” Burn rate is a measure of dilution reflecting how rapidly a company is depleting its shares reserved for equity compensation plans. Burn rate differs from annual dilution because it does not consider cancellations and forfeitures. We have calculated the burn rate under our 2017 Plan and 2009 Plan for each of the years ended December 31, 2018, 2017, and 2016 as follows:

Time Period	Time- based RSUs Granted	Performance/ Market-based RSUs Vested	Performance/ Market-based Options Vested	Multiplier	Full Value Shares Granted/ Vested	Weighted Average Common Stock Outstanding	Burn rate
Fiscal 2018	1,076,103	20,092	—	2.0	2,192,390	44,429,321	4.93%
Fiscal 2017	791,844	284,388	—	2.0	2,152,464	46,281,345	4.65%
Fiscal 2016	538,845	225,570	3,885	2.0	1,532,715	46,900,158	3.27%

Full Value Shares Granted/Vested equals time-based awards RSUs granted during the applicable fiscal year and performance-based and market-based RSUs that vested during that fiscal year multiplied by a multiplier of 2.0 and added to performance-based and market-based stock options that vested during that fiscal year. The multiplier was determined based on the burn rate policies of Institutional Shareholder Services.

The table above does not take into account awards that are cancelled or forfeited during the fiscal year. Our annual dilution for fiscal 2018 was 3%, measured as the number of shares subject to equity awards granted in a given year, less cancellations and forfeitures, divided by common shares outstanding at the end of the year.

The Compensation Committee anticipates that the 2,141,000 additional shares requested for the 2019 Plan, together with the shares available for new award grants under the 2017 Plan on the Annual Meeting date, and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards will provide the Company with flexibility to continue to grant equity awards under the 2019 Plan through approximately the end of 2021 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels). However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity, and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain, and incentivize key talent, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.

The closing market price for a share of the Company’s common stock as of March 29, 2019 was $26.90 per share.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains three equity compensation plans: the 2017 Plan, the 2009 Plan, and the ESPP. These plans have each been approved by the Company’s stockholders. Stockholders are also being asked to approve a new equity compensation plan, the 2019 Plan, as described above.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2018.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	2,996,224(1)	$16.57 (2)	1,145,016 (3)(4)
Equity compensation plans not approved by stockholders	—	—	—

Total	2,996,224	$16.57	1,145,016

(1)

Includes 75,000 shares subject to options and 431,724 shares subject to RSUs outstanding under the 2009 Plan, and no shares subject to options and 2,489,500 shares subject to RSUs outstanding under the 2017 Plan, including

1,466,464 RSUs subject to performance-based vesting conditions that had not been satisfied as of December 31, 2018 and presented at the applicable maximum level of performance. The Company’s authority to grant new awards under the 2009 Plan terminated on June 7, 2017.

(2)	Calculated without taking into account 2,991,224 RSUs that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(3)

Available shares include 622,318 shares available under the 2017 Plan and 523,698 shares available under the ESPP, before giving effect to 211,777 shares purchased under the ESPP for the purchase period ended January 31, 2019.

(4)

The shares available for awards under the 2017 Plan are, subject to certain other limits under the plan, generally available for any type of award authorized under the 2017 Plan, including stock options, stock appreciation rights, restricted stock awards, stock bonuses, and other stock-based awards. If stockholders approve the 2019 Plan, no new awards will be granted under the 2017 Plan after the Annual Meeting.

VOTE REQUIRED

The Board of Directors believes that the adoption of the 2019 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain, and reward persons important to our success.

All members of the Board of Directors and all of the Company’s executive officers are eligible for awards under the 2019 Plan and thus have a personal interest in the approval of the 2019 Plan.

The approval of the 2019 Equity Incentive Plan requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2019 EQUITY INCENTIVE PLAN.

PROPOSAL FOUR

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE ELECTRONICS

FOR IMAGING, INC. EMPLOYEE STOCK PURCHASE PLAN

General

The Company’s stockholders are being asked to approve an amendment and restatement of the Electronics For Imaging, Inc. Amended and Restated Employee Stock Purchase Plan, formerly known as the Electronics For Imaging, Inc. Amended and Restated 2000 Employee Stock Purchase Plan (the “ESPP”) to provide for an increase in the number of shares authorized for issuance under the ESPP of 1,200,000 shares. The amended and restated ESPP was approved by the Board on April 15, 2019, subject to stockholder approval.

The purpose of the share increase is to help ensure that we will continue to have a sufficient reserve of common stock available under the ESPP to provide eligible employees of the Company and its participating affiliates with the opportunity to acquire the common stock of the Company through participation in a payroll-deduction based employee stock purchase program designed to operate in compliance with Section 423 of the Internal Revenue Code. Of the currently authorized 8,154,509 shares, approximately 310,921 shares remain available for issuance under the ESPP as of March 31, 2019.

If shareholders do not approve the amended and restated ESPP, the ESPP will continue in accordance with its terms.

Description of the ESPP

The principal terms of the ESPP are outlined below. The following summary is qualified in its entirety by the full text of the ESPP, which is attached as Appendix B to this Proxy Statement.

Purpose

The purpose of the ESPP is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board to participate in the ESPP) may be given an opportunity to purchase common stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, to provide incentives for such persons to exert maximum efforts for the success of the Company and to better align the interests of our employees with the interests of our stockholders. All of the Company’s approximately 3,800 employees as of March 31, 2019, which includes officers of the Company and employees of certain subsidiaries of the Company, are eligible to participate in the ESPP.

The rights to purchase common stock granted under the ESPP are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration

The Board administers the ESPP and has the final power to construe and interpret both the ESPP and the rights granted under it. The Board has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase common stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the ESPP. The Board may also adopt rules, procedures, separate offerings, or sub-plans applicable to particular subsidiaries or locations.

Under the terms of the ESPP, the Board has the power to delegate administration of the ESPP to a committee composed of not fewer than two (2) members of the Board. As used herein with respect to the ESPP, the “Board” refers to any committee the Board appoints, as well as to the Board itself.

Stock Subject to the ESPP

The current number of shares of common stock reserved for issuance under the ESPP is 8,154,509 of which approximately 310,921 shares remain available for issuance as of March 31, 2019. If this proposal is approved, this number of shares of common stock reserved for issuance would be increased by 1,200,000 shares.

Offerings

The ESPP is implemented by periodic offerings of rights to all eligible employees from time to time, as determined by the Board. The maximum period of time for an offering is 27 months. The Board, when establishing an offering, will determine the specific terms for such offering within the criteria permitted by the ESPP, including the length of the offering and the date or dates on which purchases will occur during the offering. Currently, the ESPP provides for offerings of four consecutive, overlapping six-month purchase periods, with a new offering period commencing on the first trading day on or after February 1 and August 1 of each year.

Eligibility

The Board has the discretion, from time to time, and within the parameters specified in the ESPP, to establish the eligibility requirements for employees to participate in any offering under the ESPP, including whether employees of any of the Company’s subsidiaries are eligible and the length of time (if any) an employee must have been employed by the Company or a participating subsidiary in order to become eligible. However, the period of employment for eligibility may not exceed two (2) years. In addition, the Board may exclude employees who customarily work twenty (20) or fewer hours per week and five (5) or fewer months per year.

No employee is eligible to participate in the ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may accrue rights to purchase common stock under the ESPP at an annual rate that would exceed $25,000 worth of shares of common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates. Officers and affiliates are eligible to participate in the ESPP; however, the Board may provide that certain highly compensated employees may not be eligible to participate in the ESPP.

Participation in the ESPP

Eligible employees enroll in the ESPP by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions from such employees’ compensation during the offering. The Board for each offering defines “compensation” that will be taken into account for such purpose (for example, as base salary only or as total compensation, including bonuses and commissions, etc.). The Board also designates the maximum amount of such compensation, not exceeding 10% thereof, that a participant may have withheld and contributed during the offering.

Purchase Price

The purchase price per share at which shares of common stock are sold in an offering under the ESPP will be the lower of: (i) 85% of the fair market value of a share of common stock on the date the right to purchase such shares was granted (generally the first day of the offering), or (ii) 85% of the fair market value of a share of common stock on the applicable purchase date.

Payment of Purchase Price; Payroll Deductions

The amount used to purchase shares is accumulated by payroll deductions over the course of an offering. Participants may increase, reduce, or terminate their payroll deductions during an offering to the extent provided by the Board in the terms of the offering. The Board also may provide the extent to which eligible employees, including employees who were not yet eligible at the start of the offering, may commence participating in an offering after the offering already has begun.

All payroll deductions made for a participant will be credited to his or her account under the ESPP and deposited with the general funds of the Company. A participant may not make additional payments into such account, unless specifically provided for in the offering terms and only if the maximum permitted amount has not already been withheld.

Purchase of Stock

On each purchase date under the ESPP, the balance of payroll deductions then held by the Company for the account of each participant will be applied to the purchase of shares of common stock for the participant. In connection with each offering under the ESPP, the Board shall specify a maximum number of shares of common stock an employee may be granted the right to purchase on each purchase date or during an offering and may specify a maximum aggregate number of shares of common stock that may be purchased by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of common stock available, then the Board will make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee’s participation is discontinued (see “Withdrawal” below), his or her right to purchase shares is exercised automatically on each purchase date at the applicable price.

Withdrawal

A participant may withdraw from a given offering under the ESPP by terminating his or her payroll deductions and by delivering to the Company a notice of such withdrawal. The terms of an offering established by the Board may limit withdrawals to specified periods prior to a purchase date.

Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of common stock on the employee’s behalf during such offering, and such employee’s interest in the offering will be automatically terminated.

Termination of Employment

Rights granted pursuant to any offering under the ESPP terminate immediately upon cessation of an employee’s employment for any reason, and we will distribute to such employee all of his or her accumulated payroll deductions, without interest.

Restrictions on Transfer

Rights granted under the ESPP are not transferable and may be exercised only by the person to whom such rights are granted.

Effective Date, Duration, Amendment, and Termination

The ESPP initially became effective on August 1, 2000 and was most recently amended and restated effective as of April 15, 2019, subject to stockholder approval.

The ESPP has no fixed expiration date although the Board may suspend or terminate the ESPP at any time. The Board may also amend the ESPP at any time. Any amendment of the ESPP must be approved by the Company’s stockholders within twelve (12) months of its adoption by the Board if the amendment would require stockholder approval in order for the ESPP to comply with Section 423 of the Code or Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Rights granted before amendment or termination of the ESPP may not be impaired by any amendment or termination of the ESPP without consent of the employee to whom such rights were granted, except as may be necessary to comply with any applicable law or Section 423 of the Code.

Effect of Certain Corporate Events

In the event of a dissolution, liquidation, or specified type of merger of the Company, the surviving corporation either will assume the rights under the ESPP or substitute similar rights, or the purchase date under any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event. Any such determination will be made by the Board.

Stock Subject to ESPP

In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, reorganization, stock dividend, stock split, combination of shares, exchange of shares, or other change in capital structure effected without the Company’s receipt of consideration, appropriate adjustments will be made to the class and maximum number of securities subject to the ESPP and the class and number of shares and price per share of stock subject to each outstanding purchase right.

Federal Income Tax Information

The following is a general summary of the current federal income tax principles applicable to the ESPP. The following summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code. Participant contributions to the ESPP are made on an after-tax basis. That is, a participant’s ESPP contributions are deducted from compensation that is taxable to the participant and for which the Company is generally entitled to a tax deduction.

Generally, no taxable income is recognized by a participant with respect to either the grant or exercise of his or her ESPP option. The Company will have no tax deduction with respect to either of those events. A participant will generally recognize income (or loss) only upon a sale or disposition of any shares that the participant acquires under the ESPP. The particular tax consequences of a sale of shares acquired under the ESPP depend on whether the participant has held the shares for a “Required Holding Period” before selling or disposing of the shares. The Required Holding Period starts on the date that the participant acquires the shares under the ESPP and ends on the later of (1) two years after the Grant Date of the Offering Period in which the participant acquired the shares, or (2) one year after the Exercise Date on which the participant acquired the shares.

If the participant holds the shares for the Required Holding Period and then sells the shares at a price in excess of the purchase price paid for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (1) the amount by which the fair market value of the shares on the Grant Date of the Offering Period in which the participant acquired the shares exceeded the purchase price of the shares (calculated as though the shares had been purchased on the Grant Date), or (2) the gain on the sale of the shares. Any portion of the participant’s gain on the sale of the shares not taxed as ordinary income will be taxed as long-term capital gain. If the participant holds the shares for the Required Holding Period and then sells the shares at a price less than the purchase price paid for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. The Company will not be entitled to a tax deduction with respect to any shares held by the participant for the Required Holding Period, regardless of whether the shares are eventually sold at a gain or a loss.

The participant has a “Disqualifying Disposition” if the participant disposes of the shares before the participant has held the shares for the Required Holding Period. If the participant sells the shares in a Disqualifying Disposition, the participant will realize ordinary income in an amount equal to the difference between the purchase price paid for the shares and the fair market value of the shares on the purchase date on which the participant acquired the shares, and the Company generally will be entitled to a corresponding tax deduction. In addition, if the participant makes a Disqualifying Disposition of the shares at a price in excess of the fair market value of the shares on the purchase date, the participant will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the purchase date. Alternatively, if the participant makes a Disqualifying Disposition of the shares at a price less than the fair market value of the shares on the purchase date, the participant will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the purchase date and the selling price of the shares. The Company will not be entitled to a tax deduction with respect to any capital gain realized by a participant.

Securities Underlying Awards

As of March 29, 2019, the closing price of our common stock as reported on the Nasdaq Global Select Market was $26.90 per share.

Specific Benefits

The benefits that will be received by or allocated to eligible employees under the ESPP cannot be determined at this time because participation in the ESPP is voluntary and benefits under the ESPP may change based on any number of variables, including, without limitation, the fair market value of the Company’s common stock at various future dates, the number of our employees who elect to participate in the ESPP, and the amount employees elect to contribute. If the amended and restated ESPP described in this proposal had been in effect in fiscal 2018, we do not expect that the number of shares purchased by participants in the ESPP during fiscal 2018 would have been materially different than the number of shares actually purchased during the fiscal year.

Aggregate Past Purchases Under the Amended and Restated Employee Stock Purchase Plan

As of March 31, 2019, 7,843,588 shares of the Company’s common stock had been purchased under the ESPP. The following number of shares had been purchased under the ESPP by the persons and groups identified below:

Name	Aggregate Number of Shares Purchased Under the ESPP in the 12-Month Period Ended December 31, 2018	Aggregate Number of Shares Purchased Under the ESPP in All Completed Offering Periods
Named Executive Officers:
William D. Muir, Jr., Chief Executive Officer and President	—	—
Marc Olin, Chief Financial Officer	555	22,556
Guy Gecht, former Chief Executive Officer	556	27,223
Total for all current executive officers as a group (two persons):	555	22,556
Total for all current non- employee directors as a group (seven persons):	556	27,223
Each other person who has received 5% or more of the options, warrants, or rights under the ESPP	—	—
All employees, including all current officers who are not executive officers or directors, as a group	378,074	7,793,809
Total	379,185	7,843,588

Mr. Muir is a nominee for reelection as a director at the Annual Meeting. Our non-employee directors are not eligible to participate in the ESPP.

VOTE REQUIRED

The approval of the amendment and restatement of the ESPP described above requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE ESPP DESCRIBED ABOVE.

PROPOSAL FIVE

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Stockholder ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 is not required by law, by the Nasdaq Stock Market, LLC Listing Rules (the “Nasdaq Rules”), or by our Certificate of Incorporation or Bylaws. However, the Board is submitting the selection of Deloitte to the Company’s stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, the Board will reconsider whether to retain that firm. Even if the selection is ratified, the Company may appoint a different independent registered public accounting firm during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During the fiscal years ended December 31, 2018 and 2017, Deloitte provided various audit, audit related, and non-audit services as follows (in thousands):

	2018	2017
Audit fees (a)	$4,892	$4,806
Audit-related fees (b)	942	791
Tax fees (c) including
Tax compliance	956	875
Tax consulting	1,038	601
All other fees (d)	4	14

Total	$7,832	$7,087

(a)

Audit fees consist of aggregate fees incurred for professional services rendered for the audit of the Company’s consolidated financial statements included in annual SEC filings and reports, review of interim consolidated financial statements, and the audit of the effectiveness of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act.

(b)

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services primarily include acquisition-related due diligence services and audit procedures related to our acquisitions.

(c)	Tax fees include:
•	Tax compliance consisting of fees billed for professional services for tax compliance, the preparation of original and amended tax returns and refund claims
•	Tax consulting consists of tax advice and tax planning. These services include tax assistance regarding mergers and acquisitions.

(d)	All other fees consist of accounting research.

The Audit Committee is responsible for pre-approving audit and non-audit services to be provided to the Company by the independent registered public accounting firm (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible). In this regard, the Audit Committee has the sole authority to approve the employment of the independent registered public accounting firm, all audit engagement fees and terms, and all non-audit engagements, as may be permissible, with the independent registered public accounting firm.

The Audit Committee has considered whether provision of the services described in sections (b), (c), and (d), above is compatible with maintaining the independent registered public accounting firm’s independence and has determined that such services have not adversely affected Deloitte’s independence. All of the services of each of (b), (c), and (d) were pre-approved by the Audit Committee.

Representatives of Deloitte are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

VOTE REQUIRED

The ratification of the selection of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting. As an advisory vote, this proposal is not binding on the Company. However, the Audit Committee values the opinion expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote when making future decisions regarding the appointment of the Company’s independent public accounting firm.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

CORPORATE GOVERNANCE

Meetings and Board Committees

The Board of Directors of the Company held a total of seventeen (17) meetings in 2018. The Board of Directors has established the following committees, among others, to assist the Board of Directors in discharging its duties: (i) an Audit Committee, (ii) a Compensation Committee, and (iii) a Nominating and Governance Committee (collectively, the “Board Committees”). Current copies of the charters for the Board Committees can be found in the Corporate Governance Section of the Company’s website at www.efi.com under “Investor Relations”. During 2018, each director attended 75% or more of the total number of meetings of the Board of Directors and of the Board Committees upon which such director served held during the portion of the year for which he or she was a director or committee member. The Company encourages its directors to attend the Annual Meeting. All directors serving as directors at the time of the Company’s last annual meeting attended the annual meeting.

Director Name	Independent	Audit	Compensation	Nominating and Governance
Eric Brown	✓	C
Janice Durbin Chaffin	✓	M
Gill Cogan	✓		C	M
Thomas Georgens	✓	M
Richard Kashnow	✓		M	C
Dan Maydan	✓		M	M

Financial Expert
C	Committee Chair
M	Committee Member

Audit Committee

The Audit Committee currently consists of Directors Brown (Chairman), Durbin Chaffin, and Georgens. The Audit Committee held ten (10) meetings in 2018. The Audit Committee oversees the accounting and financial reporting processes of the Company, the audits of the financial statements of the Company, assists the Board in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with certain legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls. The Audit Committee also approves the engagement of and the services to be performed by the Company’s independent auditors. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Rules and also meet the additional criteria for independence of Audit Committee members set forth in Section 10A(m) under the Exchange Act. In addition, the Board has determined that each of Messrs. Brown and Georgens is an “audit committee financial expert” as defined by the SEC.

Compensation Committee

The Compensation Committee currently consists of Directors Cogan (Chairman), Kashnow, and Maydan. The Compensation Committee held thirteen (13) meetings in 2018. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Rules and also meet the additional criteria for independence of Compensation Committee members set forth in Rule 5605(d)(2) of the Nasdaq Rules. The Compensation Committee reviews and approves the Company’s executive compensation policy, administers the Company’s stock plans, and considers compensation consultant, counsel, and other adviser conflicts of interest. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in the Company’s proxy statements and prepares and approves the Compensation Committee Report for inclusion in the Company’s proxy statements.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Directors Cogan, Kashnow (Chairman), and Maydan. The Nominating and Governance Committee held four (4) meetings in 2018. The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Rules. The Nominating and Governance Committee develops and recommends governance principles, recommends director nominees to the Board, and considers the resignation offers of any nominee for director, in accordance with its charter and the Company’s Board of Directors Guidelines.

Consideration of Director Nominees

Stockholder-Recommended Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience, and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.”

Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Company addressed to the Nominating and Governance Committee at the Company’s corporate headquarters. To be timely, the written materials must be submitted within the time provided by the advance notice provisions in the Bylaws.

The written materials must include: (1) the name(s) and address(es) of the stockholder(s) providing the notice, as they appear in the Company’s books, and of the other Proposing Persons (as defined below), (2) any Disclosable Interests (as defined in the Bylaws) of the stockholder(s) providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or each other Proposing Person, (3) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice if such proposed nominee were a Proposing Person, (4) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 under the Exchange Act and the rules and regulations thereunder, (5) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the stockholder providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or any Proposing Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates)

is Acting in Concert (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder or beneficial owner, as applicable, and/or such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (6) such other information (including one or more accurately completed and executed questionnaires and executed and delivered agreements) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

For purposes of the information required to be disclosed in the written materials described above, the term “Proposing Person” means (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner, if different, on whose behalf the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such beneficial owner (as such terms are defined in Rule 12b-2 under the Exchange Act), and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

A person shall be deemed to be “Acting in Concert” with another person for purposes of the information required to be disclosed in the written materials described above if such person knowingly acts (whether or not pursuant to an express agreement, arrangement, or understanding) in concert with, or towards a common goal relating to the management, governance, or control of the Company in parallel with, such other person where (i) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making process and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies from such other person in connection with a public proxy solicitation pursuant to, and in accordance with, the Exchange Act. A person who is Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also acting in concert with such other person.

Any director nominations proposed by stockholders for consideration by the Nominating and Governance Committee should be addressed to:

Electronics For Imaging, Inc.

Attention: Nominating and Governance Committee

c/o General Counsel

6750 Dumbarton Circle

Fremont, CA 94555

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board of Director candidates:

•	Reputation for integrity, strong moral character, and adherence to high ethical standards.

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of the Company.

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company.

•	Commitment to understand the Company and its business, industry, and strategic objectives.

•

Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, the number of other company boards on which the candidate serves and the ability to generally fulfill all responsibilities as a director of the Company.

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group.

•	Good health and ability to serve.

•

For prospective non-employee directors, independence under applicable standards of the SEC and the Nasdaq Rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the Company.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences.

•

Whether the nominee possesses the requisite education, training, and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable rules of the SEC and the Nasdaq Rules.

•	Composition of the Board of Directors and whether the prospective nominee will add to or complement the Board of Director’s existing strengths.

The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Governance Committee believe that it is essential that our directors represent diverse viewpoints, skills, education, and professional experience. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

All of our directors bring to the Board of Directors executive leadership experience derived from their service as executives and, in most cases, chief executive officers of large corporations. As a group, they bring extensive board experience and several decades of diverse and extensive business and technical experience. The process undertaken by the Nominating and Governance Committee in identifying and evaluating qualified director candidates is described below. Certain individual qualifications and skills of our directors that contribute to the Board of Directors’ effectiveness as a whole are described above, under each director’s biographical information.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Governance Committee, appear to meet the criteria specified above and/or who have specific qualities, skills, or experience being sought, based upon input from the full Board of Directors.

•

Outside Advisors. The Nominating and Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees. In 2018, the Nominating and Governance Committee retained a third-party search firm to help identify and evaluate potential candidates. Janice Durbin Chaffin was initially identified as one of a number of candidates for election to the Board by a third-party search firm, which was paid a fee, and following the evaluation of multiple candidates and upon the recommendation of the Nominating and Governance Committee, the Board appointed Ms. Durbin Chaffin to the Board on November 8, 2018.

•	Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.

For incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company, the number of other company boards on which the individual serves, composition of the Board of Directors at that time, and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board of Directors.

•

Management Directors. The number of officers or employees of the Company serving at any time on the Board of Directors should be limited such that, at all times, a majority of the directors is “independent” under applicable standards of the SEC and the Nasdaq Rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Governance Committee and by the

Company’s Chief Executive Officer. Upon completion of the above procedures, the Nominating and Governance Committee will determine the list of potential candidates to be recommended to the full Board of Directors for nomination at an annual meeting or appointment to the Board of Directors between annual meetings. The Board of Directors will select the slate of nominees only from candidates identified, screened, and approved by the Nominating and Governance Committee.

In accordance with the Company’s “majority withheld vote” policy, the Nominating and Governance Committee will also consider the resignation offer of any nominee for director who, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, and recommend to the Board the action it deems appropriate to be taken with respect to such offered resignation.

Certain Relationships and Related Party Transactions

Indemnification of Officers and Directors

As permitted under Delaware law, and pursuant to the Bylaws, the Company’s amended and restated Certificate of Incorporation and the indemnification agreements that the Company has entered into with its current and former executive officers, directors, and general counsel, the Company is required, subject to certain limited qualifications, to indemnify its executive officers, directors and general counsel for certain events or occurrences while the executive officer, director, or general counsel is or was serving in such capacity at the Company’s request. The indemnification period covers all pertinent events and occurrences during the executive officer’s, director’s, or general counsel’s lifetime. The maximum potential amount of future payments the Company may be obligated to make under these indemnification agreements is unlimited; however, the Company has director and officer insurance coverage that limits its exposure and may enable the Company to recover a portion of any future amounts paid.

Related Party Transactions

The Audit Committee is responsible for reviewing and approving in advance any proposed related party transactions as defined under Item 404 of Regulation S-K during 2018. The obligation of the Audit Committee to review and approve in advance any proposed related party transaction as defined under section 404 of Regulation S-K is set forth in writing in the Charter of the Audit Committee and the Company’s Code of Business Conduct and Ethics. Further, the Company’s Code of Business Conduct and Ethics provides that the nature of all related party transactions must be fully disclosed to the Chief Financial Officer, and, if determined to be material by the Chief Financial Officer, the Audit Committee must review and approve in writing in advance such related party transactions.

The Company has previously entered into employment agreements with its named executive officers. These agreements are described below under “Employment Agreements.”

There were no other related party transactions as defined under Item 404 of Regulation S-K during 2018.

Board Composition, Governance, and Risk Oversight

Director Independence

The Board of Directors has determined that each of the non-employee directors is independent and that each director who serves on each of its Board Committees is independent, as the term is defined by the applicable rules of the SEC and the Nasdaq Rules.

Leadership Structure

Effective June 2007, the Board separated the roles of Chief Executive Officer and Chairman of the Board. The Board of Directors believes that the designation of an independent Chairman of the Board facilitates processes and controls that support a strong and independently functioning Board of Directors and further strengthens the effectiveness of the Board’s decision-making and appropriate monitoring of both compliance and performance. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board presides at all meetings of the stockholders and the Board of Directors at which he or she is present; establishes the agenda for each Board of Directors meeting; sets a schedule of an annual agenda, to the extent foreseeable; calls and prepares the agenda for and presides over separate sessions of the independent directors; acts as a liaison between the independent directors and the Company’s management and performs such other powers and duties as may from time to time be assigned to him by the Board of Directors or as may be prescribed by the Company’s bylaws. The independent Chairman of the Board is designated by the Board of Directors. Mr. Cogan has served as our Chairman of the Board since June 2007. Because Mr. Cogan meets the criteria for independence established by Nasdaq, he also presides over separate meetings for the independent directors. The Board of Directors regularly observes such independent directors separate meeting time. The Board of Directors will review from time to time the appropriateness of its leadership structure and implement any changes that it may deem necessary.

Annual Board Evaluation

Pursuant to our Board of Directors Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee oversees an annual evaluation of the performance of the Board and each of its committees. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities to improve its operations and procedures. In April 2019, the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole. Each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter and reported to the Board on the results of its evaluation.

Risk Oversight

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s risk management function performed by independent Business Risk Services (“BRS”), under the leadership of a BRS director (the “BRS Director”). BRS is an independent assessment function, responsible for advising management and the Board of Directors, through its Audit Committee, on the Company’s system of internal controls and management of business risks. BRS assists management and the Audit Committee in fulfilling their control responsibilities by providing regular reports, based on BRS’ reviews, that address: (i) compliance with laws, regulations, and internal policies and procedures; (ii) reliability of financial reporting; and (iii) efficiency and effectiveness of operations. BRS fulfills its objectives by providing analyses, assessments, recommendations, advice, and information to the management or the Audit Committee, as the case may be.

Each year, BRS develops an annual project plan based on assessed business risks and aligned with the Company’s control objectives. BRS fulfills its responsibilities according to such annual project plan approved by the Audit Committee and reports on the results in the implementation of the plan at the meetings of the Audit Committee. Certain risks or policies are also discussed by the Board of

Directors. While compensated by the Company, the BRS Director reports directly to the Chairman of the Company’s Audit Committee. The Audit Committee also has oversight of the Company’s information technology and cybersecurity policies and procedures.

Stock Ownership Policy

The Board of Directors has adopted a stock ownership policy for the Company’s non-employee directors. The policy was adopted to further align the interests of our stockholders and directors. According to the policy, directors are required to hold at least 10,000 shares of the Company’s common stock within three years of first becoming a director, and continue holding such required minimum as long as they continue serving as directors. In determining whether the stock ownership requirements are met, the Board of Directors takes into account a director’s beneficial ownership, including shares of common stock held by the director, shares of common stock held in trust for the benefit of the director or his or her immediate family members, vested or unvested restricted stock, and vested or unvested RSUs. Vested and unvested stock options are not taken into account in determining a director’s beneficial ownership. The Nominating and Governance Committee may extend, in its discretion, the deadline for attainment of such stock ownership level. As of April 18, 2019, all of our directors have met the stock ownership requirement except Ms. Chaffin, who is still within the initial three-year window to achieve the required ownership levels under this policy.

Policy on Hedging and Pledging

The Company recognizes that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. The Company has incorporated prohibitions on various hedging activities within its insider trading policy, which policy applies to directors, officers, and employees. The policy prohibits the purchase of any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or any transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. The policy also prohibits all short sales of Company stock and any trading in derivatives (such as put and call options) that relate to Company securities. In addition the policy also prohibits all directors and executive officers from pledging any Company stock or equity awards as collateral for any margin account, or other form of credit arrangement, subject to a limited exception where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates in the sole discretion of the Company’s General Counsel that such person has the financial capacity to repay the loan without resort to the pledged securities.

Code of Business Conduct and Ethics

The Audit Committee oversees the Company’s Ethics Program, which presently includes, among other things, the Company’s Code of Business Conduct and Ethics, the Company’s Code of Ethics for the Management Team, the Company’s Code of Ethics for the Accounting and Finance Team, and the Company’s Code of Ethics for the Sales Team (collectively, the “Codes”), an internal audit function responsible for receiving and investigating complaints, a 24-hour global toll-free hotline and an internal website whereby employees can anonymously submit complaints via email. The Company’s Codes can be found in the Corporate Governance Section on the Company’s website at www.efi.com under “Investor Relations”. As further set forth below, the Audit Committee also oversees the Company’s risk assessment function.

We intend to disclose any amendment to the Codes, or waiver from, certain provisions of the Codes as applicable for our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website, at the address specified above.

Board of Director Guidelines

Our Board has adopted Board of Directors Guidelines, which provide the framework for the governance of our Company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Board of Directors Guidelines govern our Board’s actions with respect to, among other things, Board composition and director qualifications, establishment of the Board’s standing committees’ director stock ownership guidelines, succession planning, and the Board’s annual performance evaluation. A current copy of the Board of Director Guidelines can be found in the Corporate Governance section of our website at www.efi.com under “Investor Relations.

Communications with the Board

Pursuant to the process established by the Board of Directors, stockholders who wish to communicate with any member (or all members) of the Board of Directors should send such communications via regular mail addressed to the Company’s Secretary, at Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555. The Secretary will review each such communication and forward it to the appropriate member or members of the Board of Directors as he deems appropriate.

DIRECTOR COMPENSATION

FISCAL 2018 DIRECTOR COMPENSATION

The compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2018 is summarized as follows:

Name (1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (2)(3) ($) (c)	Option Awards (2)(4) ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Eric Brown	72,500	298,740	—	—	—	—	371,240
Janice Durbin Chaffin(5)	7,104	301,174	—	—	—	—	308,278
Gill Cogan	73,000	328,712	—	—	—	—	401,712
Guy Gecht(6)	7,208	202,800	—	—	—	—	210,008
Thomas Georgens	63,000	298,740	—	—	—	—	361,740
Richard Kashnow	75,271	298,740	—	—	—	—	374,011
Dan Maydan	67,000	298,740	—	—	—	—	365,740

(1)

William D. Muir, Jr., the Company’s Chief Executive and President, is not included in this table because he is an employee of the Company and received no additional compensation for his services as director. The compensation received by Mr. Muir for his services as an executive of the Company is shown in the Summary Compensation Table for 2018 on page 89 of this Proxy Statement.

(2)

The amounts reported in the Stock Awards column represent the aggregate grant date fair value determined in accordance with Financial Accounting Standard Board Accounting Standard Codification (“ASC”) 718, Stock Compensation, of equity-based awards granted to non-employee directors during 2018. The annual directors’ awards for 2017 for the Company’s non-employee directors were not granted until January 26, 2018. See Note 15 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, regarding assumptions underlying the valuation of equity awards.

The amount reported for Ms. Chaffin includes (1) 3,153 RSUs with a grant date fair value of $98,374 awarded to Ms. Chaffin on November 8, 2018 in connection with her initial appointment to the Board of Directors, and (2) 6,500 RSUs with a grant date fair value of $202,800 awarded on November 8, 2018 as Ms. Chaffin’s annual directors’ award for 2018. The amount reported for Mr. Gecht represents 6,500 RSUs awarded on November 8, 2018 with a grant date fair value of $202,800 as his annual directors’ award for 2018. The amount reported for each of the other directors represents (1) for each director, 6,500 RSUs with a grant date fair value of $197,340 awarded on January 26, 2018 as the director’s annual directors’ award for 2017, (2) for Mr. Cogan only, an additional 1,015 RSUs with a grant date fair value of $30,440 awarded on January 2, 2018 in respect of his service as Chair of the Board, and (3) for each director, 3,250 RSUs with a grant date fair value of $101,400 (as to Mr. Cogan only, 3,235 RSUs with a grant date fair value of $100,932) awarded on November 8, 2018 as a portion of the director’s annual directors’ award for 2018. Please also see the discussion under “Director Compensation Program - Equity Compensation” below.

(3)

As of December 31, 2018, the aggregate number of restricted stock units (“RSUs”) outstanding for each non-employee director was as follows (such number for Mr. Gecht does not include RSUs granted to him prior to October 15, 2018 in connection with his service as an employee of the Company):

Name	Total (#)
Eric Brown	3,250
Janice Durbin Chaffin	9,653
Gill Cogan	4,250
Guy Gecht	6,500
Thomas Georgens	3,250
Richard Kashnow	3,250
Dan Maydan	3,250

(4)

There were no options granted to any non-employee directors during the year ended December 31, 2018. At December 31, 2018, the aggregate number of option awards outstanding for each non-employee director was as follows:

Name	Vested (#)	Unvested (#)	Total (#)
Eric Brown	—	—	—
Janice Durbin Chaffin	—	—	—
Gill Cogan	25,000	—	25,000
Guy Gecht	—	—	—
Thomas Georgens	25,000	—	25,000
Richard Kashnow	25,000	—	25,000
Dan Maydan	—	—	—

(5)	Ms. Chaffin was appointed to the Board of Directors, effective November 8, 2018.

(6)

The amounts reported in this table for Mr. Gecht reflect compensation received for his service as a director following his resignation as Chief Executive Officer and President of the Company, effective October 15, 2018. For information on the compensation he received for his service as an executive of the Company, see the Summary Compensation Table on page 89 of this Proxy Statement.

Director Compensation Program

The compensation of non-employee directors is determined by the Board of Directors. Employee members of the Board of Directors receive compensation in connection with their employment with the Company and do not receive any additional compensation for service on the Board of Directors. Mr. Gecht received compensation as a non-employee director upon his resignation as Chief Executive Officer and President of the Company in October 2018.

Cash Compensation. Non-employee directors receive cash compensation in the form of annual retainers and fees for attending meetings of the Board of Directors and the Board Committees. In addition, the chairperson of the Board of Directors and the chairpersons and other members of the Board Committees receive additional retainers as set forth below:

	Annual Retainer			Meeting Fees
	Chairperson		Member	In Person	Telephone

Board of Directors	$	*	$25,000	$2,000	$1,000

Audit Committee		10,000	10,000	1,000	500

Compensation Committee		5,000	5,000	1,000	500

Nominating and Governance Committee		5,000	5,000	1,000	500

*

The Board of Directors chair retainer is paid annually in the form of an RSU grant on the first trading day of the year calculated as $30,000 divided by the closing stock price on the trading day preceding the annual grant date, rounded down to the nearest whole share. This RSU grant will vest in one installment on the first anniversary of the grant date, subject to the director’s continued service through the vesting date and subject to accelerated vesting should a change in control of the Company occur.

The Company reimburses each non-employee director for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and of the Board Committees.

Equity Compensation. Equity awards may be granted to the non-employee directors under the Company’s stock incentive plans from time to time. Our practice has been to make an annual award of 6,500 RSUs to each non-employee director, with each such award vesting in one installment on the first anniversary of the date of grant of the award, subject to the director’s continued service through the vesting date. Typically these awards are made in or about November of each year.

Our 2017 Equity Incentive Plan limits the number of shares that can be awarded to any one of our non-employee directors in any one calendar year to 9,750 shares (10,750 shares as to a non-employee director serving as the independent Chair of the Board or as a lead independent director, and the limit does not apply to awards granted to an individual who, at the time of grant of the award, is an officer or employee of the Company).

The annual directors’ awards for the Company’s non-employee directors that typically would have been made in or about November 2017 were not granted until January 26, 2018. In accordance with our practice noted above, each of these grants was for 6,500 RSUs. Under applicable SEC rules, these awards appear as 2018 compensation in the Fiscal 2018 Director Compensation Table above for the directors who received them as they were granted during calendar year 2018.

When our annual directors’ awards were to be granted in November 2018, the number of shares available for grant within the applicable limits of the 2017 Equity Incentive Plan was 3,250 shares as to each of Messrs. Brown, Georgens, Kashnow, and Maydan, and 3,235 shares as to Mr. Cogan (as he had also received a grant of 1,015 RSUs in January 2018 for his service as Chair of the Board as described above under “Cash Compensation”). However, we still intended to grant each director his or her full award for 2018 (6,500 RSUs, plus the additional chair award for Mr. Cogan) in accordance with our standard practice. Because of the annual limit on grants under our 2017 Equity Incentive Plan, these annual awards were delivered on two grant dates as explained below.

On November 8, 2018, each non-employee director was awarded his or her annual director’s award for 2018 up to the applicable limit of our 2017 Equity Incentive Plan. Then, on April 10, 2019, we awarded each non-employee director a number of RSUs equal to the amount by which the director’s intended annual directors’ award for 2018 (6,500 RSUs) had been limited by the terms of the 2017 Equity Incentive Plan. Accordingly, on April 10, 2019, 3,250 RSUs were awarded to each of Messrs. Brown, Georgens, Kashnow, and Maydan, and 3,265 RSUs were awarded to Mr. Cogan. Taking the November 2018 and April 2019 grants into account, each non-employee director received no more than the 6,500 annual RSUs that he or she would have received for 2018 in accordance with our practice noted above.

Each of the April 10, 2019 awards will vest in one installment on the first anniversary of the grant date, subject to the director’s continued service through the vesting date and subject to accelerated vesting should a change in control of the Company occur, and is considered 2019 compensation for the directors under applicable SEC rules.

The Board of Directors also determines the terms of any equity award to be granted to a new non-employee director in connection with his or her initial appointment to the Board of Directors. The RSUs granted to Ms. Durbin Chaffin on November 8, 2018 in connection with her appointment will vest 25% on the first anniversary of the grant date of the award and in monthly installments over the 30 months thereafter, subject to her continued service on the Board of Directors through the applicable vesting dates and subject to accelerated vesting on a change in control of the Company.

Other Policies. Our non-employee directors are also subject to our stock ownership policy and policy prohibiting hedging and pledging of Company stock as described on page 86 of this Proxy Statement.

SECURITY OWNERSHIP

Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of common stock as of April 18, 2019 by: (1) each of the Company’s current directors; (2) each of the NEOs listed in the Summary Compensation Table for 2018 on page 89 of this Proxy Statement; (3) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based upon Schedules 13G, filed with the SEC; and (4) all of the Company’s directors and executive officers as a group. As of April 18, 2019, there were 43,081,854 shares of common stock outstanding.

Shares of common stock subject to options or other rights that are currently exercisable or exercisable within 60 days of April 18, 2019 are considered outstanding and beneficially owned by the person holding the options or other rights for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555.

	Common Stock
Name of Beneficial Owner(1)	Number of Shares	Percentage Owned
Ameriprise Financial, Inc.(2) 145 Ameriprise Financial Center Minneapolis, MN 55474	7,191,544	16.69%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	6,358,510	14.76%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	4,579,096	10.63%
Cadian Capital Management LP(5) 535 Madison Avenue 36th Floor New York, NY 10022	3,365,179	7.81%
Dimensional Fund Advisors LP(6) Building One 6300 Bee Cave Road Austin, Texas 78746	3,013,657	7.00%
Eric Brown(7)	41,000	*
Janice Durbin Chaffin(7)	—
Gill Cogan(8)	112,593	*
Guy Gecht(7)	311,809	*
Thomas Georgens(9)	81,500	*
Richard Kashnow(10)	41,500	*
Dan Maydan(7)	33,310	*

	Common Stock
Name of Beneficial Owner(1)	Number of Shares	Percentage Owned
William D. Muir, Jr.(7)	—
Marc Olin(7)	102,633	*
All named executive officers and directors as a group (9 persons)(11)	724,345	1.68%

*	Less than one percent.

(1)

This table is based upon information supplied by officers, directors, and principal stockholders on Schedules 13G and Forms 4 filed with the SEC as of April 18, 2019. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 43,081,854 shares outstanding on April 18, 2019, adjusted as required by rules promulgated by the SEC.

(2)

Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 14, 2019 by Ameriprise Financial, Inc. (“AFI”), Columbia Management Investment Advisers, LLC (“CMIA”), and Columbia Seligman Communications & Information Fund (“CSCIF”) reporting securities deemed to be beneficially owned as of December 31, 2018. AIF has shared voting power over 7,009,213 shares and shared dispositive power over 7,191,544 shares. CMIA has shared dispositive power over 6,717,606 shares and shared dispositive power over 6,899,933 shares. CSCIF has sole voting power as to 3,528,861 shares of common stock and shared dispositive power as to 3,528,861 shares of common stock. CMIA and AFI do not directly own any shares of Common Stock of the Company. As the investment adviser to CSCIF and various other unregistered and registered investment companies and other managed accounts, CMIA may be deemed to beneficially own the 3,528,861 shares held by CSCIF. As the parent holding company of CMIA, AFI may be deemed to beneficially own the shares held by CMIA. Each of AFI and CMIA disclaims beneficial ownership of any shares reported on Schedule 13G.

(3)

Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on January 28, 2019, by BlackRock, Inc. reporting securities deemed to be beneficially owned as of December 31, 2018. BlackRock, Inc. has sole voting power as to 6,250,755 shares of common stock and sole dispositive power over 6,358,510 shares of common stock and is reporting beneficial ownership of the shares as the parent holding company or control person of BlackRock International Limited, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC.

(4)

Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 11 2019, by The Vanguard Group (“VGI”) reporting securities deemed to be beneficially owned as of December 31, 2018. VGI, as the parent company of Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”) may be deemed to beneficially own the shares held by VFTC and VIA. VFTC is the beneficial owner as to 39,546 shares of common stock as a result of serving as investment manager of collective trust accounts, and VIA is the beneficial owner as to 15,150 shares of common stock as a result of serving as investment manager of Australian investment offerings. According to the Schedule 13G, as amended, VGI has sole voting power over 45,078 shares of common stock and sole dispositive power as to 4,529,932 shares of common stock. VGI has shared voting power over 9,618 shares of common stock and shared dispositive power as to 49,164 shares of common stock.

(5)

Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 13, 2019, by Cadian Capital Management LP (“Cadian”) reporting securities deemed to be beneficially owned as of December 31, 2018. Cadian has voting and dispositive power as to 3,365,179 shares of common stock that is shared with Cadian Capital Management GP, LLC and Eric Bannasch. The shares of common stock are directly held by advisory clients of Cadian. Pursuant to Investment Management Agreements, as amended, between the advisory clients and Cadian, Cadian exercises exclusive voting and investment power over securities directly held by the advisory clients. Cadian Capital Management GP, LLC is the general partner of Cadian. Eric Bannasch is the sole managing member of Cadian Capital Management GP, LLC.

(6)

Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 8, 2019, reporting securities deemed to be beneficially owned as of December 31, 2018. Dimensional Fund Advisors LP has sole voting power as to 2,936,196 shares of common stock and sole dispositive power over 3,013,657 shares of common stock.

(7)	Does not hold any options, which are currently exercisable and/or exercisable within 60 days of April 18, 2019.

(8)

Includes 25,000 shares of common stock issuable upon the exercise of options granted to Mr. Cogan under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 18, 2019.

(9)

Includes 25,000 shares of common stock issuable upon the exercise of options granted to Mr. Georgens under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 18, 2019.

(10)

Includes 25,000 shares of common stock issuable upon the exercise of options granted to Mr. Kashnow under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 18, 2019.

(11)

Includes an aggregate of 75,000 shares of common stock issuable upon the exercise of options granted to directors collectively under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of April 18, 2019.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers, directors, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file reports of security ownership and changes in such ownership with the SEC. Officers, directors, and greater than ten percent beneficial owners are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us, the Company believes that all reports required by Section 16(a) of the Exchange Act were filed on a timely basis in 2018.

EXECUTIVE OFFICERS

The following table lists certain information regarding the Company’s executive officers as of April 18, 2019:

Name	Age	Position
William D. Muir, Jr.	50	Chief Executive Officer
Marc Olin	54	Chief Financial Officer

Mr. Muir began serving as our President, CEO, and a director effective October 15, 2018. Prior to his appointment, Mr. Muir served as Chief Operating Officer of Jabil Inc., a publicly-traded electronic products solutions company, from 2013 until 2017. From 2009 to 2013, Mr. Muir served as Jabil’s Executive Vice President and Chief Executive Officer, Global Manufacturing Services. Previously, Mr. Muir served as Regional President for Asia, responsible for Jabil’s Operations and Business Development efforts across China, India, Vietnam, Malaysia, Singapore, and Japan. Prior to his leadership role in Asia, Mr. Muir led Global Business Development efforts for Jabil across large-scale customer relationships and has also held roles leading Operations across the Americas. Mr. Muir holds both a Bachelor’s degree in Industrial Engineering and a Master in Business Administration from the University of Florida.

Mr. Olin was appointed Chief Financial Officer of the Company in April 2015. Previously, he served as Chief Operating Officer of the Company from January 2014 until April 2015. From January 2015 to April 2015, Mr. Olin served as our Interim Chief Financial Officer, and from September 2013 until January 15, 2014, Mr. Olin also served as our Interim Chief Financial Officer. Mr. Olin joined the Company in 2003 when the Company acquired Printcafe Software. From 2003 to the present, Mr. Olin served in various roles at the Company, including, from 2006 to 2014, as Senior Vice President and General Manager of EFI Productivity Software. Mr. Olin holds a B.S. in Graphic Communications Management and Applied Mathematics from Carnegie Mellon University.

COMPENSATION DISCUSSION AND ANALYSIS

The following sections of this proxy statement describe the Company’s compensation arrangements with its named executive officers (also referred to below as the “executives”), who, for fiscal year 2018, were William D. Muir, Jr., Chief Executive Officer and President; Guy Gecht, former Chief Executive Officer and President; and Marc Olin, Chief Financial Officer.

Executive Summary

Financial Performance

Our business performance is a key factor in determining executive compensation. 2018 was a year of both business and CEO transition. For the year ended December 31, 2018, we reported revenue of $1.02 billion, up 2% compared to $993.3 million in for the year ended December 31, 2017. GAAP net loss was $1.0 million compared to GAAP net loss of $15.3 million for 2017 or $(0.02) per diluted share compared to $(0.33) per diluted share for 2017. However, this business performance did not meet all of our financial goals and targets.

How Our Financial Performance in 2018 Impacted Our Executives’ Compensation

Consistent with our rigorous pay for performance philosophy, our performance in 2018 had a significant negative impact on payouts to our executive officers’ annual incentives and multiple tranches of their long-term incentives.

2018 Annual Incentive Program Awards

Our 2018 financial performance resulted in below target revenue growth, below target non- GAAP operating income growth and above target cash from operations as a percentage of non-GAAP net income growth. As a result and consistent with our pay-for-performance philosophy, the awards to our executive tied to revenue growth paid out at 76% of the target amount, the awards tied to non-GAAP operating income growth paid out at 35% of the target amount, and the awards tied to cash from operations as a percentage of non-GAAP net income growth paid out at 200% of the target amount. In aggregate the awards paid out at 84% of target. Further, given that our bonus program is denominated in stock units, the realized value at the vesting date of March 20, 2019 was 80% of the target grant value.

Long-Term Incentive Program Awards (2015-2017)

Our 2018 financial performance resulted in below target revenue growth, below target non- GAAP earnings per share growth. Consistent with our pay-for-performance philosophy, the long-term incentive awards granted in 2017 and allocated to the 2018 performance period paid out at 28% (awards tied to revenue paid out at 56% and awards tied to non-GAAP operating income paid out at 0%), and none of the our long-term awards granted to our executives in 2015 and 2016 and allocated to the 2018 performance period vested.

Selection of Our New CEO

In July 2018, Guy Gecht, our then CEO and member of Board since 2000, announced plans to step down from his role as chief executive officer and in October 2018, the Company and our Board of Directors announced that William D. Muir, Jr. would succeed Mr. Gecht as well as join the Board of

Directors. The Compensation Committee, led an extensive search and selection efforts on behalf of the Board with the assistance of an executive search firm. Mr. Muir commenced employment as our CEO on October 15, 2018. To provide a smooth transition to his successor, Mr. Gecht has agreed to remain as consultant to the Company and has entered into a consulting agreement with the Company.

No Material Changes to Our Ongoing Executive Compensation Program for 2018

Our Compensation Committee regularly assesses our executive compensation program considering our strategy, market practices and stockholder input. We did not make any material changes to our ongoing executive compensation program for 2018 as the program remained aligned with our strategies and objectives as well as stockholder feedback. Please see our discussion of the elements of the executive compensation program below.

Our Executive Compensation Programs

The Compensation Committee oversees the executive compensation program and determines the compensation for the named executive officers. The Compensation Committee believes that compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. Consequently, the Compensation Committee sets performance metrics for our incentive compensation programs that match our short-term and long-term operating frameworks and sets target performance levels that are challenging but achievable with good performance, and maximum performance levels that represent stretch goals.

The compensation of the named executive officers consists primarily of three elements—a base salary, an annual incentive program, and long-term incentive awards—that are designed to reward executives for performance and to promote retention among our executive team.

•

Our executive compensation program is designed to pay for performance—For 2018, the vast majority of the target total direct compensation for our named executive officers was in the form of incentive compensation. Approximately 90% of the target total direct compensation for Mr. Gecht and approximately 87% for Mr. Olin approved by the Compensation Committee for fiscal year 2019 was in the form of incentive compensation tied to the achievement of specific financial performance goals and/or our stock price. For these purposes, “target total direct compensation” consists of the executive’s base salary, target annual incentive award, and long-term incentive awards based on the grant date fair value of the award as determined in accordance with ASC 718. The target total direct compensation to be provided to Mr. Muir under his new employment agreement entered into upon his appointment as our Chief Executive Officer in October 2018 (based on his annual base salary, his annual target bonus opportunity, and the grant date fair value of the equity awards granted to him during fiscal year 2018) is approximately 90% incentive compensation.

•

Our annual incentive program is based entirely on objective, financial criteria—Our executive annual incentive program is intended to encourage our named executive officers to focus on specific short-term financial goals that we believe are important to our success and correlate to the long-term goals and strategy of the Company. Company-wide revenue (as determined under generally accepted accounting principles, or “GAAP”), non-GAAP operating income, and cash from operations as a percentage of non-GAAP net income were chosen because of feedback from our stockholders and because we believe they align with our annual operating plan and encourage our executives to make decisions that are in the best long-term interests of the Company and our stockholders. We believe the performance goals established by the Compensation Committee are rigorous and consistent with our pay-for-performance philosophy.

•

Our annual incentive program is denominated entirely in shares of our stock to further align interests of executives with those of stockholders—As has been our practice in recent years, awards under the 2018 annual incentive program were granted as performance-based restricted stock unit awards (“RSUs”) that help further align named executive officers’ interests with those of our stockholders. In March 2018, Messrs. Gecht and Olin were each granted an annual incentive award, which was eligible to vest between 0% and 200% of the target number of RSUs subject to the award based on the Company’s performance in 2018. Mr. Muir was not granted an incentive award in March 2018, as he was not employed by the Company until October 2018.

•

Incentive compensation performance achievement was between threshold and target—Consistent with our pay-for-performance philosophy and illustrating the rigorous nature of the goals established for the annual incentive program, as described in more detail below, the Compensation Committee determined that the Company’s performance during 2018 was between the threshold and target levels for vesting of the RSUs under the annual incentive program. Accordingly, the RSUs vested as to approximately 84% of the units subject to the awards.

•

Two-thirds of 2018 long-term incentive awards were performance based—Two-thirds of the RSUs granted to Messrs. Gecht and Olin in August 2018 under our long-term incentive program were subject to both performance-based and time-based vesting conditions (“performance-based RSUs”) and one-third of the RSUs were only subject to time-based vesting conditions (“time-based RSUs”), in each case based on the number of shares subject to each grant. These awards are intended to both enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth and provide a retention incentive (as the awards are also subject to continued employment requirements). This structure for performance-based RSUs reflects feedback we have received from our stockholders that they prefer to see revenue growth measured relative to the growth generated by other comparable companies and to see that our cash from operations is growing at a comparable rate to our non-GAAP EPS growth. The time-based RSUs provide an additional retention incentive for our executives as they are subject to three-year vesting schedules. Because both the time-based RSUs and the performance-based RSUs will generally remain outstanding for a period of years, they also help ensure that executives always have significant value tied to delivering long-term stockholder value.

•

Sixty percent of the equity awards granted to our new chief executive officer in 2018 were performance based.—Sixty percent of the RSUs granted to Mr. Muir in October 2018 in connection with his commencement of employment were performance-based RSUs and forty percent of the RSUs were time-based RSUs. One-half of the performance-based RSUs are subject to the same vesting conditions as the 2018 long-term incentive program awards granted to Messrs. Gecht and Olin described above. The other half of the performance-based RSUs vest if our stock price achieves certain pre-established targets within three years of the grant date. As with the 2018 long-term incentive program, these awards are intended to provide a retention incentive (as the awards are also subject to continued employment requirements) and enhance Mr. Muir’s focus on specific financial goals considered important to the Company’s long-term growth and on the creation of value for our stockholders. The time-based RSUs provide an additional retention incentive for Mr. Muir as they are subject to one-year and three-year vesting schedules. Because both the time-based RSUs and the performance-based RSUs will generally remain outstanding for a period of years, they also help ensure that Mr. Muir always has significant value tied to delivering long-term stockholder value

•	We do not have tax gross-up provisions in our agreements with our executive officers—We believe that it is not in the best interests of stockholders to provide tax gross-up benefits to executives.

•

We have adopted a clawback policy—The policy provides that the Company may recover performance-based compensation (whether paid as cash or equity) paid to executive officers in connection with a restatement of the Company’s financial results.

•

We maintain executive stock ownership guidelines—Our Board of Directors has adopted stock ownership guidelines applicable to all executives of the Company. These guidelines provide that, within three years of being appointed to the position, the Company’s chief executive officer should own Company shares with a value of at least five times his base salary and the Company’s other executives should own Company shares with a value of at least two times their base salaries. We believe these stock ownership requirements help to significantly align our executives’ interests with those of our stockholders.

•

Our executives are subject to stock holding periods—Our Board of Directors has adopted a requirement that each of our executive officers hold any vested shares they acquire pursuant to their equity awards granted on or after January 1, 2016 (after satisfying applicable tax withholding) for at least three years (or, if earlier, termination of the executive’s employment with us). This holding period requirement is in addition to the stock ownership guidelines described above.

Pay for Performance Alignment—Realizable Pay Analysis

The following bar charts summarize realizable pay relative to granted pay for Messrs. Gecht (former CEO) and Olin (CFO). We have excluded the current CEO, Mr. Muir, from the analysis as his grants were made in early November 2018 and any change in realizable value is attributable to stock price movement from grant date of November 8, 2018 to fiscal year-end of December 31, 2018 (approximately 21% decrease). Realizable pay represents the amount of pay that has been realized or may still be realizable from pay granted during the prior three years (2016-2018) combined. The granted pay equates to the cumulative 2016-2018 values from the Summary Compensation Table, except that for 2017 we have excluded the awards from November 2017, which were cancelled promptly after grant. The realizable value amounts include the impact of incentive awards that were paid out or vested during the period associated with pay that was granted during the period. The realizable pay amounts also include the value of outstanding long-term incentive awards made during the three-year period, assuming that any unvested performance-based awards vest at target. In other words, the realizable pay considers whether performance-based awards have paid out (vested) or not, and revalues all equity granted during the period at the most recent fiscal year end stock price, rather than at the stock prices on the dates they were granted, to provide an estimate of the realizable values to the executives.

As can be seen in the bar charts below, aggregate realizable pay for Mr. Gecht is approximately $7.8 million (44%) lower than his aggregate granted pay over the three-year period and aggregate realizable pay for Mr. Olin is approximately $2.1 million (38%) lower than his aggregate granted pay over the three-year period. By way of comparison, EFI’s annualized total shareholder return over the same three-year period is minus 19% and the cumulative shareholder return is minus 47%. Thus, the realizable pay analysis confirms the strong pay and performance alignment of our executive compensation programs.

FORMER CEO 3-YEAR CUMULATIVE GRANTED

VS. REALIZABLE PAY

CFO 3-YEAR CUMULATIVE GRANTED

VS. REALIZABLE PAY

*

Of the total $9.9 million 3-year cumulative realizable pay for the CEO, $5.9 million of the stock-based awards have not yet vested, with any remaining unvested performance-based awards assumed for the purpose of this calculation to vest at target in the future. Of the total $3.3 million realizable pay for the CFO, $1.7 million of the stock-based awards have not yet vested, with any remaining unvested performance-based awards assumed for the purpose of this calculation to vest at target in the future.

Realizable Pay Chart Methodology: Granted pay values equal the sum of all pay, as disclosed in the Summary Compensation Table for the applicable fiscal years (2016, 2017, 2018), except that for 2017, the granted pay values excludes the November 2017 awards that were cancelled promptly after grant. Realizable pay equals the sum of all cash paid (as disclosed) during the same period, plus the value of all equity grants made during the period, valued using the stock price at the end of the three-year period. For grants made during the period that have not yet vested, the target number of shares and the stock price at the end of the most recent fiscal year, the year ended December 31, 2018, is used. For grants that have vested and performance outcomes that have been disclosed, the actual number of shares and the stock price at the end of the most recent fiscal year, the year ended December 31, 2018, is used.

Comparison of Cumulative Total Return

To assist stockholders with assessing the Company’s executive compensation program, the following chart compares cumulative total returns based on an initial investment of $100 in our common stock to the Nasdaq Composite and the Nasdaq Computer Manufacturers Index. The stock price performance shown on the graph below is not indicative of future price performance and only reflects the Company’s relative stock price for the 63-month period ending on March 31, 2019. All values assume reinvestment of dividends and are calculated at the last day of the period.

COMPARISON OF CUMULATIVE TOTAL RETURN*

Among Electronics For Imaging, Inc., the NASDAQ Composite Index,

and the NASDAQ Computer Manufacturers Index

Compensation Objectives and Philosophy

The Company’s executive compensation programs are designed to achieve the following key objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Align compensation with the Company’s corporate strategies, business and financial objectives, and the long-term interests of the Company’s stockholders;

•	Incentivize executives to achieve key strategic and financial performance goals of the Company by linking executive incentive award opportunities to the achievement of these goals; and

•	Help ensure that the total compensation is fair, reasonable, and competitive.

Role of the Compensation Committee of the Board of Directors

The Compensation Committee has responsibility for approving and evaluating matters relating to the overall compensation philosophy, compensation plans, policies, and programs of the Company.

This includes periodically reviewing and approving the Company’s named executive officers’ annual base salaries, annual incentive awards, long-term incentive awards, employment agreements, severance arrangements, and change in control agreements or provisions, as well as any other benefits or compensation arrangements for the named executive officers. In certain circumstances, the Compensation Committee may solicit input from the full Board of Directors before making final decisions relating to compensation of the named executive officers. In fulfilling its responsibilities, the Compensation Committee may consider, among other things, industry and general practices, benchmark data, and marketplace developments.

Role of Management in Assisting Compensation Decisions

Members of the executive management team of the Company, such as the named executive officers, the Vice President of Human Resources, and the General Counsel (“Executive Management”), provide administrative assistance and support for the Compensation Committee from time to time. Executive Management provides recommendations and information to the Compensation Committee to consider, analyze, and review in connection with compensation proposals for the named executive officers. Executive Management does not have any final decision-making authority in regard to named executive officer compensation. The Compensation Committee reviews any recommendations and information provided by Executive Management and approves the final executive compensation package.

Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve its executive compensation program (referred to as a “say-on-pay proposal”). At the annual meeting of stockholders held in June 2018, approximately 97% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. We believe this reflects stockholders’ support for our executive compensation program, including the highly performance-oriented nature of our program, the robust nature of our financial performance goals, and changes the Company has made in recent years (such as using multiple metrics, including relative metrics, to measure our performance under our incentive programs, strengthening our executive stock ownership guidelines, implementing a holding period requirement for executives, and adopting a clawback policy) after consideration of input from our stockholders.

The Company values the views expressed by its stockholders, and the Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the named executive officers.

Use of Outside Advisors

The Compensation Committee may use consultants to assist in the evaluation of compensation for the named executive officers. The Compensation Committee has the sole authority to retain and terminate any compensation consultant engaged to perform these services. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisers.

The Compensation Committee has retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant to provide information, analyses, and advice regarding executive and director compensation. For 2018, Mercer also assisted the Compensation Committee in its assessment of the potential relationship between the Company’s compensation program and risk-taking by management. For more information, see the “Compensation Risk Assessment” section on page 101 of this Proxy Statement. In the course of conducting its activities, Mercer attended meetings of the Compensation Committee and presented its findings and recommendations for discussion. During the course of the year, Mercer worked with management to obtain and validate data, review materials, and recommend potential changes. Mercer invoiced the Company for approximately $191,000 in fees in connection with the Compensation Committee’s determination of a variety of components of executive and board of director compensation during fiscal year 2018. Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), a diversified conglomerate of companies that provide insurance, strategy, and human resources consulting services. In 2018, other Mercer business segments received approximately $55,000 from the Company, which was for insurance premiums. The decision to engage Mercer to provide services other than assisting the Compensation Committee with executive compensation matters was made by members of management. The Compensation Committee has reviewed the services provided by Mercer and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation consultants, has determined that no conflicts of interest exist between the Company and Mercer (or any individuals working on the Company’s account on Mercer’s behalf).

Review of External Compensation Data

The Compensation Committee does not set compensation levels at any specific level or percentile against the peer group (i.e., the Compensation Committee does not “benchmark” compensation at any particular levels relative to these companies). However, the Compensation Committee periodically reviews market compensation levels to inform its decision-making process and to determine whether the total compensation opportunities for the Company’s named executive officers are appropriate in light of factors such as the compensation arrangements for similarly situated executives in the market, and may make adjustments when the Compensation Committee determines they are appropriate.

Historically, the Compensation Committee, with assistance from Mercer, has used a peer group of companies each year to provide a basis of comparison for the Company’s executive compensation programs. The peer group is determined based generally on the following criteria:

•	U.S. publicly-traded companies;

•	Companies of comparable size with revenue within a range of approximately one-half to two times the Company’s revenue;

•	Companies in technology-related industries: Communications Equipment, Computer Storage & Peripherals, Computer Hardware, Electronic Equipment and Instruments, and Systems Software; and

•	Companies with similar business models and characteristics: business to business sales, manufacturing capabilities, software products and/or integrated solutions/services.

Our 2018 peer group consisted of the following companies:

3D Systems Corporation	Finisar Corporation
Analogic Corporation	Fortinet, Inc.
Avid Technology Inc.	Infinera Corporation
Cirrus Logic, Inc.	Integrated Device Technology, Inc.
Commvault Systems, Inc.	NETGEAR, Inc.
Cray Inc.	Plantronics, Inc.
Extreme Networks, Inc.	Synaptics Incorporated
F5 Networks, Inc.

We periodically review our peer group, with assistance with Mercer, to ensure that companies continue to be size and business appropriate for compensation comparison purposes, however no changes were made to our peer group in 2018 from the peer group used for 2017. Our peer group includes companies from relevant technology subsectors with revenue that approximates one-half to two times our revenue that generally share other relevant characteristics such as similarity in business models, multiple product categories and divisions, and global operations.

New CEO Employment Agreement

Effective October 15, 2018, the Company appointed Mr. Muir as its Chief Executive Officer and President. In connection with his appointment, the Company and Mr. Muir entered into an employment agreement that has a one-year term through October 2019 that automatically renews for additional one-year periods unless terminated by either party upon sixty days’ written notice prior to the expiration of the agreement. The employment agreement provides for him to receive an annual base salary of $620,000 and annual bonus opportunity at a target level of 130% of base salary. The employment agreement also provides for the Company to pay or reimburse Mr. Muir for the cost of an automobile lease for the first six months of his employment. Mr. Muir was granted restricted stock unit awards as described in detail under “CEO New Hire Awards” below. As consideration for his agreement to relocate to the San Francisco Bay area by July 2019, Mr. Muir was also paid a relocation bonus of $236,000 in December 2018, with such bonus subject to repayment if he voluntarily terminates his employment other than for good reason, or due to death or disability, within the first 12 months of his employment. The Company also agreed to pay the reasonable costs of Mr. Muir’s relocation and to reimburse him for temporary housing for nine months and for a reasonable number of trips to and from his existing residence during that period. The agreement also provides for certain severance protections as described under “Potential Payments upon Termination or Change in Control” below. The employment agreement also contains certain non-solicitation covenants by Mr. Muir, including a 12-month post-termination covenant not to solicit any employees, contractors, customers, or suppliers of the Company.

The terms described above resulted from negotiations with Mr. Muir. As an additional reference point in determining the terms of the employment agreement, the Compensation Committee reviewed data provided by Mercer on the compensation of chief executive officers of peer companies identified above, although, as noted above, it did not set these terms at any particular level relative to the peer companies. After review and discussion with Mercer, the Compensation Committee set Mr. Muir’s base salary at the same level as Mr. Gecht’s base salary, which was below the median peer group base salary level for CEOs, and set Mr. Muir’s target annual bonus opportunity at the same level as Mr. Gecht’s target annual bonus opportunity, which was above the median peer group target annual bonus opportunity for CEOs. These levels are in line with the Company’s policy of conservative base pay and more aggressive incentive compensation for executive officers. The Compensation Committee believes the employment agreement provides Mr. Muir with appropriate performance incentives to grow the Company and create value for our stockholders, as well as appropriate retention incentives.

Gecht Transition and Consulting Agreement

Effective October 15, 2018, Mr. Gecht resigned as the Company’s Chief Executive Officer and President. In order to help facilitate the transition of his duties to Mr. Muir, Mr. Gecht agreed to continue to provide services to the Company as a consultant until March 31, 2020 (subject to earlier termination in connection with a change in control of the Company and subject to extension through a change in control for which the Company has entered into an agreement on or prior to March 31, 2020). Mr. Gecht’s outstanding equity awards will continue to vest and be subject to any applicable financial performance conditions during the term of his consulting agreement (and, in certain cases, while Mr. Gecht continues to serve on the Board), and he will not receive any other compensation for his consulting services. The Compensation Committee determined that these arrangements were appropriate to help with the transition of Mr. Gecht’s duties.

Executive Compensation Elements

For the 2018 fiscal year, the principal elements or components of compensation for the named executive officers were: (1) base salary; (2) annual incentive award; and (3) long-term incentive awards.

In determining each element of executive compensation, the Compensation Committee considers a number of factors, such as the executive’s employment experience, individual performance during the year, potential to enhance long-term stockholder value, compensation history, and prior equity awards. In addition, the Compensation Committee considers the Company’s performance, competitive executive compensation practices, and current compensation levels and types within the peer group. Since there are no fixed policies regarding the amount and allocation for each element of executive compensation, the determination and composition of total compensation is up to the discretion of the Compensation Committee and is decided in its judgment. However, the amounts paid out under our incentive-based programs are determined based on the Company’s achievement of quantitative performance goals as discussed in greater detail below.

The difference in the levels of compensation between the named executive officers reflects consideration of the executive’s roles and responsibilities, the executive’s tenure with the Company as well as the other factors mentioned above. The Compensation Committee considers the value of an individual’s entire compensation package when establishing the appropriate levels of compensation for each element.

Base Salary

The Company provides the named executive officers with a fixed, annual base salary. In setting base salaries for the named executive officers, the Compensation Committee considers a number of factors, including the executive’s prior salary history with the Company, current compensation levels, and performance. In addition, the Compensation Committee considers Company performance and salary levels within our peer group. There are no formulaic increases. Instead, the Compensation Committee exercises its judgment and discretion when determining and approving increases to the annual base salary of each named executive officer.

As described above, Mr. Muir’s base salary of $620,000 was established in connection with the commencement of his employment. From 2011 through the termination of his employment in October 2018, no change was made to Mr. Gecht’s base salary of $620,000. In April 2018, the Compensation Committee determined that Mr. Olin’s base salary would be increased from $310,000 to $370,000, effective May 2018. This increase to Mr. Olin’s base salary was previously approved in February 2017, but had been suspended at Mr. Olin’s request. The Compensation Committee considered the base salary levels for each of the named executive officers to be appropriate in light of each executive’s experience and responsibilities.

Annual Incentive Awards

2018 Annual Incentive Program

The Company believes that a significant portion of executive compensation should be directly related to the Company’s overall financial performance, stock price performance, and other relevant financial factors that affect stockholder value. Under the annual incentive program, the named executive officers will receive payment only if specified corporate performance measures for the fiscal year are achieved. Payments under the annual incentive program are generally contingent upon the executive’s continued employment through the vesting date of the award (typically during the first quarter of the following fiscal year), subject to the terms of his employment agreement, and are determined by the Compensation Committee based on performance against the pre-established goals. The Compensation Committee believes that the annual incentive program provides an incentive that motivates executives to achieve specific financial objectives it considers important to our growth and success.

The target annual incentive award for each named executive officer is calculated as a percentage of his base salary. The Compensation Committee sets these individual targets in its judgment based on its review of the executive’s total compensation package, compensation levels at the peer group companies, and its assessment of the executive’s past and expected future contributions.

In March 2018, the Compensation Committee approved the 2018 annual incentive program (the “2018 Program”) for the named executive officers and established their target annual incentive awards under the program as set forth below. Mr. Muir did not participate in the 2018 Program as his employment with the Company did not commence until October 2018. The Compensation Committee determined that the target annual incentive award amounts for Messrs. Gecht and Olin would remain at the same levels as in fiscal 2017, which are set forth in the table below.

Named Executive Officer	Target Annual Incentive (Percentage of Base Salary)
Guy Gecht	130%
Marc Olin	80%

In executing the 2018 Program, the Compensation Committee approved grants of performance-based RSU awards in March 2018 to Messrs. Gecht and Olin. For each award, the target number of

RSUs subject to the award (“Target RSUs”) was determined by dividing the executive’s target annual incentive amount (the target annual incentive percentage as set forth in the table above multiplied by the executive’s annual base salary) by the Company’s closing stock price on March 13, 2018. As described below, each executive’s award was eligible to vest based on the Company’s revenue (as determined in accordance with GAAP) for 2018, the Company’s non-GAAP operating income for 2018, and the Company’s cash from operations for 2018 as a percentage of non-GAAP net income for 2018. The maximum payout for each component of the executive’s award is 200% of the Target RSUs allocated to that component.

In structuring the 2018 Program as awards of RSUs (as opposed to a cash incentive opportunity), the Compensation Committee intended to provide a further link between our executives’ incentive compensation and the value created for our stockholders. The Compensation Committee selected revenue, non-GAAP operating income, and cash from operations as a percentage of non-GAAP net income as the performance measures for the 2018 Program to create further incentives for management to focus on the Company’s revenue growth and profitability because the Compensation Committee believes these metrics are key to the Company’s long-term growth and success. The Compensation Committee defined these metrics as the following:

•

Non-GAAP operating income is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of certain recurring and non-recurring expenses, in each case consistent with the determination of non-GAAP operating income in our financial reporting.

•

Non-GAAP net income is defined as net income determined in accordance with GAAP, adjusted to remove the impact of certain expenses and gains and the tax effect of these adjustments, in each case consistent with the determination of non-GAAP net income in our financial reporting.

The adjustments are specified in the Unaudited Non-GAAP Financial Information section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The Compensation Committee believes that these adjustments to operating income and net income are appropriate for purposes of our incentive programs and produce a better measure of the executives’ impact on the ongoing operating performance and income of the Company over the corresponding year.

The performance targets selected by the Compensation Committee for the awards under the 2018 Program were based on the Company’s operating plan, which was approved by the Board of Directors. The table below sets forth the 2018 bonus targets for each of the revenue and non-GAAP operating income metrics, as compared to the Company’s 2017 results certified by the Compensation Committee for that metric. The 2018 bonus target for revenue is significantly greater than the 2017 actual results to provide further incentives for the executives to continue to grow the Company’s business. The Non-GAAP operating income target for 2018 is slightly less than 2017 actual performance primarily due to the planned decline in 2018 of the high profit Fiery segment. As previously disclosed in late 2017, we expected this segment to decline by approximately 10% from 2017 to 2018. The loss of the gross profit from this segment, which operates at approximately two times the gross profit of our fast growing inkjet segment, combined with the scale up of our new corrugated inkjet product line, the largest product launch in the history of the Company, resulted in our expectation that our operating income in 2018 would decline as compared to 2017.

With respect to the cash from operations as a percentage of Non-GAAP net income, the Compensation Committee set the target percentage consistent with the 2017 goal structure. The intent of this metric is to focus management decision-making on, and reward achievement of, conversion of earnings into cash flow. The 2018 goal is set at a level that rewards increases in non-GAAP net income that also result in similar proportionate increases in operating cash flow.

The threshold, target, and maximum performance levels for the RSU awards under the 2018 Program are set forth in the table below, along with the 2018 performance results and the vesting percentage of the RSU awards approved by the Compensation Committee in March 2019.

Metric	Weighting	Threshold	Target	Maximum	2018 Bonus Program Results	Vesting Percentage

Revenue (in millions)	40%	$950	$1,050	$1,075	$1,025.6	75.6%

(% of program component earned)	—	0%	100%	200%

Non-GAAP operating income (in millions)	40%	$100	$124	$134	$108.3	34.7%

(% of program component earned)	—	0%	100%	200%

Cash from operations as a percentage of non-GAAP net income	20%	60%	90%	100%	101%	200%

(% of program component earned)	—	0%	100%	200%

Total Vesting Percentage (after applying weighting)						84.1%

The Target RSUs allocated to each metric vest with respect to between 0% and 200% of those RSUs, with 0% of the RSUs vesting for performance at or below the “Threshold” level for that metric, 100% of the RSUs vesting for performance at the “Target” level for that metric, and 200% of the RSUs vesting for performance at or above the “Maximum” level for that metric. In each case, the vesting percentage would be determined on a pro-rata basis for performance between the levels indicated in the table.

In determining whether performance targets have been achieved, the Company’s performance results were adjusted as follows: (a) bookings achieved in 2018 and revenue deferred from 2018 into a subsequent reporting period were included in the calculation; (b) revenue and operating income from each acquisition completed during 2018 was also included in the calculation to the extent that such revenue and operating income was generated through sales by Company sales channels existing prior to the completion of each such acquisition; and (c) performance targets were adjusted using the January 2018 currency exchange rates used in preparation of the Company’s 2018 annual operating plan. The Compensation Committee believed these adjustments were appropriate to more accurately reflect the Company’s performance during the fiscal year. Using these adjustments, in March 2019, the Compensation Committee determined that, for purposes of the 2018 Program, the Company’s 2018 revenue was $1,025.6 million (as compared to approximately $1,015 million as determined under GAAP), the Company’s non-GAAP operating income was $108.3 million (as compared to non-GAAP operating income of approximately $106.1 million as reflected in the Company’s financial reporting).

Long-Term Incentive Awards

The Compensation Committee believes that equity ownership closely aligns the interests of named executive officers with those of Company stockholders and promotes sustained creation of stockholder value. For 2018, as in prior years, approximately two-thirds of the annual long-term incentive awards granted to Messrs. Gecht and Olin in August 2018 are in the form of performance-based RSUs that vest based upon the Company’s achievement of pre-established financial goals. We believe these performance-based RSUs incentivize executives to achieve goals considered important to the Company’s long-term growth and success. To incentivize continued employment, the vesting of performance-based RSUs is generally subject to the executive’s continued employment through the applicable performance period. Time-based RSUs, which vest based on continued employment (typically over a three-year vesting schedule), provide an enhanced retention incentive because these awards are not subject to the risks of performance-based vesting conditions. Mr. Muir received separate long-term incentive awards in connection with his commencement of employment in October 2018, described below under “CEO New Hire Awards.”

The Compensation Committee determines the value of each executive’s equity award in its judgment, taking into consideration its subjective assessment of the executive’s individual performance, the retention value of these grants and the executives’ prior long-term incentive awards, peer company long-term incentive awards, and total direct compensation data provided by Mercer, the number of shares remaining under the Company’s equity incentive plan, the dilutive impact of equity award grants, and the Company’s philosophy that long-term equity incentives should constitute a substantial portion of each executive’s total direct compensation.

2018 Long-Term Incentive Awards

In August 2018, the Compensation Committee approved a long-term incentive grant to each of Messrs. Gecht and Olin, with two-thirds of each award consisting of performance-based RSUs with both performance- and time-based vesting requirements covering a three-year performance period (2019-2021) and one-third of each award consisting of time-based RSUs. The number of shares subject to these grants is reported in the Grants of Plan-Based Awards Table below.

The metrics we use to determine performance for our long-term incentive awards are designed to reflect our stockholders’ interests. Through our dialogue with stockholders and our analysis of company and market performance, we have refined our long-term incentive plan measures in recent years to more precisely capture the balance of financial metrics that align with our strategic growth strategy and complement the outcomes rewarded through the annual incentive program. As such, we used the following metrics in our long-term incentive plan to motivate our executives to focus on the following objectives:

•	Strong, consistent, multi-year absolute and relative revenue growth—increase revenue at a pace that aligns with our operating plan while exceeding that of broad industry averages

•	Strong, consistent, multi-year earnings and cash flow growth—maximize EPS while simultaneously increasing cash flow

Consistent with the first objective above, fifty percent of the performance-based RSUs vest based on the Company’s achievement of revenue growth targets over a three-year period (2019-2021) and also based on the Company’s revenue growth over that period relative to a group of Nasdaq-listed companies with market capitalization between $500 million and $5 billion (the “Revenue Growth Performance RSUs”). Consistent with the second objective above, the remaining fifty percent of the performance-based RSUs vest based on the Company’s achievement of non-GAAP EPS growth and cash from operations growth targets (the “EPS Growth Performance RSUs”) over the 2019-2021 period. For each performance-based RSU, the Company must achieve a threshold performance level for any portion of the award to vest.

Revenue Growth Performance RSUs. For the Revenue Growth Performance RSUs, the awards vest in three equal annual installments over the three-year performance period. The performance goals are established at the outset of the three-year period and are based on the Company’s revenue growth measured on both an absolute and relative basis over 2019, 2020, and 2021. The vesting percentage for each annual tranche is determined as follows:

For each one-year performance period, a vesting percentage is determined based on the Company’s revenue growth for that year against targets established by the Compensation Committee. In determining whether performance targets have been achieved, the Company’s performance results are subject to adjustment as described below.

The Compensation Committee set the performance goals at the outset of the three-year performance period based on levels that it believed would be challenging but attainable if the Company performed at a high level. The payout percentages for threshold, target, and overachievement performance levels are set forth below. If the Company achieves performance between the levels set forth below, the payout percentage will be interpolated on a straight-line basis between the two closest performance levels. The Company must achieve at least the threshold revenue growth goal for a particular performance period for any of the Revenue Growth Performance RSUs related to that performance period to vest.

Revenue Growth Level Achieved for Applicable Performance Period	Vesting Percentage
Threshold or Below	0%
Target	100%
Overachievement or Above	150%

The vesting percentage is then subject to a modifier based on a comparison of the Company’s revenue growth for the applicable performance year over the prior calendar year (specifically, 2019 revenue growth increase when compared to 2018 revenue growth, 2020 revenue growth increase as compared to 2019 revenue growth, and 2021 revenue growth increase as compared to 2020 revenue growth for the first, second, and third tranches, respectively) as compared to the median growth over the prior calendar year for the companies listed in the Nasdaq composite index with a market cap between $500 million and $5 billion. This “Nasdaq Revenue Growth Modifier” is determined as set forth in the table below (with the modifier determined by interpolation on a straight-line basis for performance between the threshold and overachievement levels).

Relative Revenue Growth Level Achieved for Applicable Performance Period	Nasdaq Revenue Growth Modifier
Threshold or Below	80%
Target	100%
Overachievement or Above	120%

In no event, however, may the vesting percentage for a performance year be greater than 150% (by application of the Nasdaq Revenue Growth Modifier or otherwise).

EPS Growth Performance RSUs. For the EPS Growth Performance RSUs, the awards vest in three equal annual installments over the three-year performance period. The performance goals are established at the outset of the three-year period and are based on the Company’s EPS and cash from operations over each of the three calendar years 2019, 2020, and 2021. The vesting percentage for each annual tranche is determined as follows:

For each performance year, a vesting percentage is determined based on the Company’s growth in non-GAAP EPS for that year over its non-GAAP EPS for the prior year. In determining whether performance targets have been achieved, the Company’s performance results are subject to adjustment as described below.

The Compensation Committee set the performance goals at the outset of the three-year performance period based on levels that it believed would be challenging but attainable if the Company performed at a high level. The payout percentages for threshold, target, and overachievement performance levels are set forth below. If the Company achieves performance between the levels set forth below, the total percentage earned shall be interpolated pro-rata on a straight-line basis between the two closest performance levels. The Company must achieve at least the threshold EPS growth goal for a particular performance period for any of the EPS Growth Performance RSUs related to that performance period to vest.

Non-GAAP EPS Growth Level Achieved for the Applicable Performance Period	Vesting Percentage
Below Threshold	0%
Threshold	50%
Target	100%
Overachievement or Above	150%

The vesting percentage is then subject to a modifier based on the Company’s cash from operations for the applicable performance year over its cash from operations for the prior fiscal year compared with its non-GAAP operating income (as defined above) for the applicable performance year over its non-GAAP operating income for the prior fiscal year. This “Cash from Operations Growth Modifier” is determined as set forth in the table below (with the modifier determined by interpolation on a straight-line basis for performance between the threshold and overachievement levels).

Cash from Operations Growth Level Achieved for the Applicable Performance Period	Cash from Operations Growth Modifier
Threshold or Below	80%
Target	100%
Overachievement or Above	120%

In no event, however, may the vesting percentage for a performance year be greater than 150% (by application of the Cash from Operations Growth Modifier or otherwise).

Adjustment

In determining whether the performance targets under the 2018 performance-based RSU awards have been achieved, the Company’s performance results will be adjusted as follows: (a) bookings achieved in the measurement period and revenue deferred from the measurement period into a subsequent reporting period will be included in the calculation; (b) revenue and operating income from each acquisition completed during the measurement period will also be included in the calculation to the extent that such revenue and operating income was generated through sales by Company sales channels existing prior to the completion of each such acquisition; (c) revenue and operating income from any acquisition completed during the measurement period, whose revenue was more than $100 million during the four full quarters immediately preceding the acquisition date, will not be included in the calculation for the first four full or partial quarters following any such acquisition; (d) calculations will be adjusted to reflect the impact of significant dispositions of a portion of the business that affect financial results including the adjustment of prior year comparable results to remove the disposed business; and (e) performance targets will be adjusted using the currency exchange rates used in preparation of the Company’s annual operating plan. The Compensation Committee believes these adjustments are appropriate to more accurately reflect the Company’s performance during the performance period.

2017 Performance Awards

As described in the Company’s 2018 proxy statement, the Company granted performance-based RSUs to Messrs. Gecht and Olin in December 2017 that vested as to fifty percent of the award based on the Company’s achievement of revenue growth targets and as to fifty percent of the award based on the Company’s achievement of non-GAAP EPS growth and cash from operations growth. In general, these awards were similar in structure to the performance-based RSUs granted in 2018 as described above, with one-third of each award being eligible to vest at the end of each year covered by the award (2018-2020) and performance to be determined in accordance with the methodology approved by the Compensation Committee for these awards and described in the Company’s 2018 proxy statement.

The performance targets for each metric for the 2018 performance period and the associated payout percentages and modifiers were as follows:

Revenue Growth Level Achieved for Applicable Performance Period	Performance Level	Vesting Percentage
Below Threshold	Less than 100.0%	0%
Threshold	100.0%	50%
Target	105.0%	100%
Overachievement or Above	107.5%	150%

Relative Revenue Growth Level Achieved for Applicable Performance Period	Performance Level	Nasdaq Revenue Growth Modifier
Threshold or Below	Less than or equal to 80%	80%
Target	100%	100%
Overachievement or Above	120% or more	120%

Non-GAAP EPS Growth Level Achieved for the Applicable Performance Period	Performance Level	Vesting Percentage
Below Threshold	Less than 102.5%	0%
Threshold	102.5%	50%
Target	107.5%	100%
Overachievement or Above	111.5%	150%

Cash from Operations Growth Level Achieved for the Applicable Performance Period	Performance Level	Cash from Operations Growth Modifier
Threshold or Below	Less than or equal to 80%	80%
Target	100%	100%
Overachievement or Above	120% or more	120%

In March 2019, the Compensation Committee determined that the Company’s revenue for the purposes of our long-term incentive awards was $1,025.6 (as compared to our GAAP results of $1,015.0 million), which is 3.48% growth as compared to our revenue for purposes of our long-term incentive awards of $991 million for 2017 and is 80% of the median revenue growth level for 2018 for the comparative Nasdaq companies. Accordingly, 56% of the target Revenue Growth Performance RSUs allocated to the 2018 performance period for these awards vested. The Compensation Committee also determined that the Company’s non-GAAP EPS was $1.88 for 2018, which is 88% of our 2017 non-GAAP EPS of $2.27 for purposes of our long-term incentive awards. Accordingly, none of the EPS Growth Performance RSUs allocated to the 2018 performance period for these awards vested based on the applicable tables above.

2016 Performance Awards

As described in the Company’s 2017 proxy statement, the Company granted performance-based RSU awards to Messrs. Gecht and Olin in August 2016 that vested sixty percent based on the Company’s achievement of specified levels of revenue and forty percent based on the Company’s achievement of non-GAAP EPS growth and cash from operations growth. In general, these awards were similar in structure to the performance-based RSUs granted in 2018 as described above, with one-third of each award being eligible to vest at the end of each year covered by the award (2017-2019) and performance to be determined in accordance with the methodology approved by the Compensation Committee for these awards and described in the Company’s 2017 proxy statement.

The performance targets for each metric for the 2018 performance period and the associated payout percentages and modifiers were as follows:

Revenue Growth Level Achieved for Applicable Performance Period	Performance Level	Vesting Percentage
Below Threshold	Less than 105.0%	0%
Threshold	105.0%	50%
Target	109.8%	100%
Overachievement or Above	113.5%	150%

Relative Revenue Growth Level Achieved for Applicable Performance Period	Performance Level	Nasdaq Revenue Growth Modifier
Threshold or Below	Less than or equal to 80%	80%
Target	100%	100%
Overachievement or Above	120% or more	120%

Non-GAAP EPS Growth Level Achieved for the Applicable Performance Period	Performance Level	Vesting Percentage
Below Threshold	Less than 108.0%	0%
Threshold	108.0%	50%
Target	112.0%	100%
Overachievement or Above	120.0%	150%

Cash from Operations Growth Level Achieved for the Applicable Performance Period	Performance Level	Cash from Operations Growth Modifier
Threshold or Below	Less than or equal to 80%	80%
Target	100%	100%
Overachievement or Above	120% or more	120%

In March 2019, the Compensation Committee determined, based on the Company’s revenue growth for 2018 described above under “2017 Performance Awards,” none of the Revenue Growth Performance RSUs allocated to the 2018 performance period for these awards vested based on the applicable tables above. The Compensation Committee also determined that, based on the Company’s non-GAAP EPS growth for 2018 noted above, none of the EPS Growth Performance RSUs allocated to the 2018 performance period for these awards vested based on the applicable tables above. Thus, the portions of these awards allocated to the 2018 performance period were deemed forfeited in their entirety as of the last day of the performance period.

2015 Performance Awards

As described in the Company’s 2016 proxy statement, the Company granted performance-based RSU awards to Messrs. Gecht and Olin in September 2015 that would vest based on the Company’s achievement of revenue with at least 5% organic growth as compared to the preceding four-quarter period and at least 15% non-GAAP operating margin during such four-quarter period (to be calculated in accordance with the methodology approved by the Compensation Committee for these awards and described in the Company’s 2016 proxy statement), and as follows:

Portion of Award That Vests	Performance Goal	Performance Period
One-third	For any period of four fiscal quarters: (i) revenue of at least $1 billion and (ii) non-GAAP operating margin of at least 15%	By end of fourth quarter of FY16
One-third	For any period of four fiscal quarters: (i) revenue of at least $1.1 billion and (ii) non-GAAP operating margin of at least 15%	By end of fourth quarter of FY17
One-third	For any period of four fiscal quarters: (i) revenue of at least $1.2 billion and (ii) non-GAAP operating margin of at least 15%	By end of fourth quarter of FY18

In March 2019, the Compensation Committee determined that the performance goals for the third tranche of the award had not been achieved by the fourth quarter of fiscal 2018. Accordingly, the third tranche of both Mr. Gecht’s award (consisting of 26,420 units) and Mr. Olin’s award (consisting of 4,529 units) was deemed forfeited as of the last day of the performance period.

CEO New Hire Awards

In October 2018 in connection with the commencement of Mr. Muir’s employment, the Compensation Committee approved long-term incentive awards to Mr. Muir with grant date fair values totaling $5 million in the aggregate. Sixty percent of such awards (with a grant date fair value equal to $3 million) are subject to both performance and time-based vesting requirements. The remaining forty percent of the awards (with a grant date value of $2 million) are subject to time-based vesting requirements. Twenty-five percent of the performance-based RSUs vest on the same terms as the Revenue Growth Performance RSUs described above under “2018 Long-Term Incentive Awards” and twenty-five percent of the performance-based RSUs vest on the same terms as the EPS Growth Performance RSUs described above under “2018 Long-Term Incentive Awards.”

The remaining fifty percent of the performance-based RSUs vest based if the Company’s stock price achieves certain pre-established targets (the “Share Price Performance RSUs”). Generally subject to Mr. Muir’s continued employment through the vesting date, these RSUs will vest if, within three years of the grant date, the average per-share closing price of the Company’s common stock over a period of 60 consecutive trading days is equal to or greater than the applicable level set forth below:

Portion of Award That Vests	Average Per-Share Closing Price
One-third	Equal to or greater than $38.00
One-third	Equal to or greater than $42.50
One-third	Equal to or greater than $47.00

•

No portion of the Share Price Performance RSUs will vest until the first anniversary of the grant date, but if one or more of the stock price targets set forth above is achieved before the first anniversary of the grant date, the applicable portion of the award will vest on the first anniversary of the grant date or upon the Compensation Committee’s certification of the achievement of the metric, whichever is later.

•

Forty percent of the time-based RSUs will vest on the first anniversary of the grant date, subject to Mr. Muir’s continued employment through the vesting date and Mr. Muir’s relocation to the San Francisco Bay Area by October 22, 2019. The remaining sixty percent of the time-based RSUs will vest, subject to Mr. Muir’s continued employment through the applicable vesting date, as to two-thirds of the award on the second anniversary of the grant date and as to one-third of the award on the third anniversary of the grant date.

Severance Arrangements

Each of the named executive officers currently employed by the Company is a party to an employment agreement with the Company that provides for severance benefits under certain events, such as a termination without cause or the executive resigning for good reason. Because the Company believes that a resignation by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, the Company believes it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment.

The employment agreements are designed to promote stability and continuity of senior management. In addition, the Company recognizes that the possibility of a change in control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Compensation Committee has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties. As a result, the employment agreements include provisions relating to the payment of severance benefits under certain circumstances in the event of a change in control. Under the change in control provisions, in order for severance benefits to be triggered, an executive must be involuntarily terminated without cause or the executive must leave for good reason within 24 months after a change in control. We believe it is not in the best interest of stockholders to provide tax gross-up benefits to executives, and as a result we do not have tax gross-up provisions in any of our agreements with our executives.

Information regarding the severance benefits for the named executive officers under their employment agreements is provided under the headings “Employment Agreements” and “Potential Payments upon Termination or Change in control” on pages 97 through 98 of this Proxy Statement.

Other Elements of Compensation and Perquisites

We do not provide any material perquisites to our executive officers. Executives are eligible to participate in the Company’s 401(k) savings plan on the same terms and conditions as other Company employees. In addition, our executive officers are eligible to participate in the Company’s group health and welfare plans on the same terms and conditions as other Company employees.

Stock Ownership Policy

The Board of Directors has adopted an Executive Stock Ownership Policy that applies to all of our executive officers. Under the policy, the Chief Executive Officer should own Company shares having an aggregate value of at least five times his or her then-effective annual base salary, and each other executive officer should own Company shares having an aggregate value of at least two times his or her then-effective annual base salary. The executive should achieve this minimum share ownership position within three years of being appointed to an executive position. For these purposes, shares owned outright by the executive, as well as shares owned in trust for his or her benefit or by his or her family members and shares subject to outstanding restricted stock and RSU awards subject to time-based vesting requirements held by the executive, are considered to be owned by the executive. Unvested RSUs subject to performance-based vesting requirements and vested or unvested stock options are not taken into account in determining the executive’s beneficial ownership. Mr. Muir is still within the initial three-year window to achieve the required ownership levels under this policy, and Mr. Olin’s current equity holdings exceed the required ownership level under the policy.

Stock Holding Period Requirements

The Board of Directors has adopted a requirement that each of our executive officers hold any vested shares they acquire pursuant to their equity awards granted on or after January 1, 2016 (after satisfying applicable tax withholding) for at least three years (or, if earlier, termination of the executive’s employment with us). This holding period requirement is in addition to the stock ownership requirements described above.

Clawback Policy

The Board of Directors has adopted a clawback policy that provides for the Company, in the discretion of the Board of Directors or as required by law or Nasdaq listing standards, to cancel or recover performance-based compensation, whether in the form of cash or equity-based awards, from its executive officers in the event the Company’s publicly-reported financial results are restated due to material noncompliance with any financial reporting requirement under applicable securities laws and such compensation was received during the last three complete fiscal years and would not have been paid under the restated financial results.

Hedging and Pledging Policy

Our executive officers are also subject to our policy prohibiting hedging and pledging of Company stock as described on page 54 of this Proxy Statement.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to each of the corporation’s current and former named executive officers. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by the Company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. Although the

Compensation Committee considers the impact of Section 162(m) when developing and implementing executive compensation programs, the Compensation Committee believes that it is important and in the best interests of stockholders to preserve flexibility in designing compensation programs. Accordingly, the Compensation Committee retains discretion to approve compensation arrangements for executive officers that are not fully deductible, and in any case, there can be no assurance that any compensation will in fact be deductible.

2019 Compensation Decisions

In March 2019, the Compensation Committee approved the 2019 annual incentive program (the “2019 Program”) for Messrs. Muir and Olin. As under the 2018 Program, each executive is eligible to receive incentive compensation payable in shares of our common stock based upon the Company’s financial performance relative to targets established by the Compensation Committee. In execution of the program, the Compensation Committee approved grants of performance-based RSUs in March 2019 to each executive, with the target number of RSUs subject to each executive’s award determined by dividing the executive’s target annual incentive award amount by the closing price of the Company’s common stock on March 5, 2019. The maximum number of RSUs that may vest under each executive’s award is 200% of the executive’s target number of RSUs. We believe structuring the executives’ annual incentive awards as performance-based RSUs increases the alignment of the executives’ interests with those of stockholders since the ultimate value realized by the executive depends on both our operating financial performance and stock price performance over the course of the year.

The performance metrics under the 2019 Program for each named executive officer will be the Company’s revenue (weighted 40%), non-GAAP operating income (weighted 40%), and cash from operations as a percentage of non-GAAP net income (weighted 20%). The Compensation Committee established threshold, target, and overachievement levels for each metric, with 0% vesting at the applicable threshold level and increasing on a pro-rata, straight-line basis up to 100% vesting at the applicable target level and 200% vesting at or above the applicable overachievement level.

In October 2018, the Compensation Committee determined that the target annual incentive award amount for Mr. Olin would be increased from 80% to 90% of his base salary. The Compensation Committee determined that Mr. Olin’s bonus opportunity should be increased in light of his ongoing contributions and role within the Company. In March 2019, the Compensation Committee also reviewed the base salary and target annual incentive award levels for Messrs. Muir and Olin and determined that no other changes would be made for fiscal 2019 with respect to the target annual incentive award levels or base salary for Messrs. Muir and Olin.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time been one of the Company’s executive officers or employees or had any relationships requiring disclosure by the Company under the SEC rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Gill Cogan

Richard Kashnow

Dan Maydan

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation for 2018

The compensation paid by the Company to named executive officers for the fiscal years ended December 31, 2018, 2017, and 2016 is summarized as follows:

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(1)(2)	Option Awards ($) (f)(1)(2)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)(3)	Total ($) (j)
William D. Muir, Jr.(4), Chief Executive Officer	2018	131,515	236,000(5)	4,770,425	—	—	—	19,022	5,156,962
Guy Gecht(6), Former Chief Executive Officer	2018	488,485	—	5,258,447	—	—	—	5,500	5,752,432
	2017	620,000	—	9,811,414(7)	—	—	—	5,400	10,436,814
	2016	620,000	—	5,588,772	—	—	—	5,300	6,214,072

Marc Olin, Chief Financial Officer	2018	350,000	—	1,985,671	—	—	—	5,458	2,341,129
	2017	330,000	—	2,092,346(7)	—	—	—	5,365	2,427,711
	2016	310,000	—	1,270,259	—	—	—	5,300	1,585,559

(1)

The annual incentive opportunities for our named executive officers were granted in the form of RSUs for 2018, 2017, and 2016. The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of both these annual incentive opportunities and the long-term equity incentives granted to the named executive officers in each of these years, determined as of the grant date in accordance with ASC 718. See Note 15 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, regarding assumptions underlying the valuation of equity awards.

(2)

The amounts reported in the “Stock Awards” column of the table above include the aggregate grant date fair value of performance-based and market-based awards granted to the named executive officers in each of these years calculated based on the probable outcome of the applicable performance conditions determined as of the grant date in accordance with ASC 718. The following table sets forth the grant date fair value of the RSU awards granted to our named executive officers in 2018, 2017, and 2016 under two sets of assumptions (a) based on the probable outcome of the performance-based conditions applicable to the awards and (b) assuming that the highest level of performance conditions would be achieved.

Name and principal position	Year	Grant date fair value (Probable Outcome) ($)	Grant date fair value (Maximum Value) ($)
William D. Muir, Jr., Chief Executive Officer	2018	2,803,234	3,688,464

Guy Gecht,	2018	3,837,478	5,862,575
Former Chief Executive	2017	3,725,047	5,831,026
Officer	2016	3,323,834	5,567,281

Marc Olin,	2018	1,444,358	2,211,442
Chief Financial Officer	2017	875,102	1,437,257
	2016	726,939	1,220,783

(3)

“All other compensation” consists of 401(k) employer matching contributions for Messrs. Gecht and Olin during each applicable year, and for Mr. Muir consists of $17,989 in relocation costs paid in 2018 (including the amounts paid by the Company for temporary housing and a rental car for Mr. Muir and travel between Mr. Muir’s old and new residences) and $1,033 in 401(k) employer matching contributions for Mr. Muir in 2018.

(4)	Mr. Muir was appointed as Chief Executive Officer and President of the Company effective October 15, 2018.

(5)

In connection with Mr. Muir’s relocation to the Company’s headquarters in the San Francisco bay area, Mr. Muir was paid a relocation bonus of $236,000 in December 2018. This bonus is subject to repayment by Mr. Muir if his employment terminates within the first 12 months after his start date other than due to his death or disability or in circumstances that would trigger severance benefits under his employment agreement.

(6)

Mr. Gecht resigned as Chief Executive Officer and President of the Company effective October 15, 2018. He remains a member of the Board of Directors. His compensation earned as a non-employee director of the Company following his resignation is not reflected in this Summary Compensation Table or in the tables that follow and is instead set forth in the Director Compensation table for 2018 on page 56 of this Proxy Statement.

(7)

As described in the Compensation Discussion and Analysis in the Company’s proxy statement for its 2018 annual meeting, the Compensation Committee approved time-based and performance-based RSU awards for each of Messrs. Gecht and Olin on November 7, 2017 (referred to as the “Cancelled 2017 Awards”). These awards were cancelled promptly thereafter on November 9, 2017 as the Company was in the process of amending certain of its periodic reports to address certain matters related to its financial reporting. Awards were approved by the Compensation Committee at the same levels and on the same terms on December 8, 2017 (referred to as the “Active 2017 Awards”) after the Company’s amended periodic reports had been filed. In accordance with applicable SEC rules, the grant date fair value of both the Cancelled 2017 Awards and the Active 2017 Awards is included for each of these executives in the “Stock Award” and “Total” columns for 2017 in the table above.

2018 Grants of Plan-Based Awards

The equity awards granted to the Company’s named executive officers during the fiscal year ended December 31, 2018, including equity awards granted to the executives under the Company’s annual incentive program, were as follows:

Name and Grant Date	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William D. Muir, Jr.
11/8/2018(2)	Market- based RSUs	—	—	—	—	47,288	—	—	1,475,386
11/8/2018(3)	Performance- based RSUs	—	—	—	—	23,644	35,466	—	663,924
11/8/2018(4)	Performance- based RSUs	—	—	—	11,822	23,644	35,466	—	663,924
11/8/2018(5)	Time-based RSUs	—	—	—	—	—	—	25,220	786,864
11/8/2018(6)	Time-based RSUs	—	—	—	—	—	—	37,831	1,180,327
Guy Gecht
3/20/2018(7)	Performance- based RSUs	—	—	—	—	27,976	55,952	—	1,279,734
8/29/2018(3)	Performance- based RSUs	—	—	—	—	41,116	61,674	—	1,278,872
8/29/2018(4)	Performance- based RSUs	—	—	—	20,558	41,116	61,674	—	1,278,872
8/29/2018(8)	Time-based RSUs	—	—	—	—	—	—	41,116	1,420,969
Marc Olin
3/20/2018(7)	Performance- based RSUs	—	—	—	—	10,274	20,548	—	469,974
8/29/2018(3)	Performance- based RSUs	—	—	—	—	15,663	23,495	—	487,192
8/29/2018(4)	Performance- based RSUs	—	—	—	7,831	15,663	23,495	—	487,192
8/29/2018(8)	Time-based RSUs	—	—	—	—	—	—	15,663	541,313

(1)

The “Grant Date Fair Value of Stock Awards” column presents the fair value of the applicable award based on, in the case of performance-based and market-based awards, the probable outcome of the performance conditions applicable to the award determined as of the grant date in accordance with ASC 718. See Note 15 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, regarding assumptions underlying the valuation of equity awards.

(2)

These RSUs vest based on the average per-share closing price of the Company’s common stock for a period of 60 consecutive trading days: one-third of the award will vest if the average per-share closing price for such period is equal to or greater than $38.00, one-third of the award will vest if the average per-share closing price for such period is equal to or greater than $42.50, and one-third of the award will vest if the average per-share closing price for such period is equal to or greater than $47.00.

(3)

These RSUs vest based on achievement of revenue growth targets during the three-year period comprised of the Company’s 2019, 2020, and 2021 fiscal years, with the vesting percentage subject to a modifier based on our revenue growth levels during that period relative to the revenue growth levels for the companies listed in the Nasdaq composite index with a market capitalization between $500 million and $5 billion. The vesting of the award will range from 0% to 150% of the target number of RSUs. In each case, 0% of the target number of RSUs will vest for performance at the threshold level, with pro rata vesting on a straight-line basis for performance up to the target level and further vesting on a straight-line basis up to 150% of the target number of RSUs as shown above for performance at the maximum level.

(4)

These RSUs vest based on achievement of non-GAAP earnings per share growth targets during the three-year period comprised of the Company’s 2019, 2020, and 2021 fiscal years, with the vesting percentage subject to a modifier based on our cash from operations growth levels (relative to the rate of growth of our non-GAAP operating income) during that period. The vesting of the award will range from 0% to 150% of the target number of RSUs. In each case, 50% of the target number of RSUs will vest for performance at the threshold level, with pro rata vesting on a straight-line basis for performance up to the target level, and further vesting on a straight-line basis up to 150% of the target number of RSUs as shown above for performance at the maximum level.

(5)	These RSUs vest on the first anniversary of the date of grant, subject to Mr. Muir’s relocation to the San Francisco Bay Area by October 22, 2019.

(6)	These RSUs vest as to two-thirds of the award on the second anniversary of the date of grant and as to one-third of the award on the third anniversary of the date of grant.

(7)

These RSUs were awarded under our 2018 annual incentive program and vest based on the Company’s performance during 2018, with 40% of the award allocated to revenue targets, 40% of the award allocated to non-GAAP operating income targets, and 20% of the award allocated to cash from operations as a percentage of non-GAAP net income targets. Performance at the threshold level results in no bonus payout, while performance at the target and maximum levels result in 100% and 200% payouts, respectively, with pro rata payouts for achievement between these levels.

(8)	These RSUs vest in equal installments on the first, second, and third anniversaries of the date of grant.

Description of Plan-Based Awards

Equity Incentive Plan Awards. Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the Company’s 2017 Equity Incentive Plan (the “2017 Plan”). The 2017 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under this plan. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon his death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2017 Plan, if there is a change in control of the Company and the Compensation Committee does not provide for the substitution, assumption, exchange, or other continuation of the outstanding awards, each named executive officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control or they will be cancelled in exchange for the right to receive a cash payment in connection with the change in control transaction.

In addition, each named executive officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of employment with the Company and/or a change in control of the Company. The terms of this accelerated vesting are described in the “Potential Payments upon Termination or Change in Control” section below.

The vesting requirements applicable to each equity award granted to the named executive officers are described in the footnotes to the table below and in the Compensation Discussion and Analysis. RSUs are payable on vesting in an equal number of shares of the Company’s common stock. The named executive officers do not have the right to vote or dispose of the RSUs and do not have any dividend rights with respect to the RSUs.

Outstanding Equity Awards at 2018 Fiscal Year-End

None of our named executive officers held any stock options as of December 31, 2018. The following table presents information regarding RSU awards held by the named executive officers as of December 31, 2018:

			Stock Awards
Name (a)	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(1)
William D. Muir, Jr.	11/8/2018	(2)	—	—	15,763	390,922
	11/8/2018	(3)	—	—	23,644	586,371
	11/8/2018	(4)	—	—	11,822	293,186
	11/8/2018	(5)	25,220	625,456	—	—
	11/8/2018	(6)	37,831	938,209	—	—

			Stock Awards
Name (a)	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(1)
Guy Gecht	8/25/2016	(7)	—	—	6,817	169,062
	8/25/2016	(8)	—	—	4,544	112,691
	8/25/2016	(9)	11,361	281,753	—	—
	12/8/2017	(10)	—	—	32,405	803,644
	12/8/2017	(11)	—	—	16,202	401,810
	12/8/2017	(12)	9,073	225,010	—	—
	12/8/2017	(9)	32,404	803,619	—	—
	3/20/2018	(13)	23,533	583,618	—	—
	8/29/2018	(3)	—	—	41,116	1,019,677
	8/29/2018	(4)	—	—	20,558	509,838
	8/29/2018	(9)	41,116	1,019,677	—	—
Marc Olin	1/16/2014	(14)	—	—	2,582	64,034
	4/23/2015	(15)	—	—	5,988	148,502
	8/25/2016	(7)	—	—	1,363	33,802
	8/25/2016	(8)	—	—	909	22,543
	8/25/2016	(9)	2,272	56,346	—	—
	12/8/2017	(10)	—	—	6,481	160,729
	12/8/2017	(11)	—	—	3,243	80,426
	12/8/2017	(12)	1,815	45,012	—	—
	12/8/2017	(9)	6,480	160,704	—	—
	3/20/2018	(13)	8,643	214,346	—	—
	8/29/2018	(3)	—	—	15,663	388,442
	8/29/2018	(4)	—	—	7,832	194,234
	8/29/2018	(9)	15,663	388,442	—	—

(1)	The values in these columns are determined by multiplying the applicable number of shares subject to the award by $24.80, the closing price of our common stock on the last trading day of fiscal 2018.

(2)

These RSUs vest based on the average per-share closing price of the Company’s common stock for a period of 60 consecutive trading days: one-third of the award will vest if the average per-share closing price for such period is equal to or greater than $38.00, one-third of the award will vest if the average per-share closing price for such period is equal to or greater than $42.50 and one-third of the award will vest if the average per-share closing price for such period is equal to or greater than $47.00. The number reported in the table above reflects the number of RSUs that would vest if the average per-share closing price for such period is equal to or greater than $38.00.

(3)

These RSUs will vest based on achievement of revenue growth targets established for each of our 2019, 2020, and 2021 fiscal years, with the vesting percentage subject to a modifier based on our revenue growth level during the applicable year relative to the revenue growth levels for that year for the companies listed in the Nasdaq composite index with a market capitalization between $500 million and $5 billion. The vesting of the award will range from 0% to 150% of the target number of RSUs. The number of RSUs reflected in the table represents the number of RSUs that would be eligible to vest assuming the target performance level is achieved for each performance year (i.e. 100% of the target number of RSUs allocated to each performance year) without giving effect to any Nasdaq Relative Growth Modifier.

(4)

These RSUs will vest based on achievement of non-GAAP earnings per share growth targets established for each of our 2019, 2020, and 2021 fiscal years, with the vesting percentage subject to a modifier based on our cash from operations growth levels (relative to the rate of growth of our non-GAAP operating income) during the applicable year. The vesting of the award will range from 0% to 150% of the target number of RSUs. The number of RSUs reflected in the table represents the number of RSUs that would be eligible to vest assuming the threshold performance level is achieved for each performance year (i.e. 50% of the target number of RSUs allocated to each performance year) without giving effect to any Cash from Operations Growth Modifier.

(5)	These RSUs vest on the first anniversary of the date of grant, subject to Mr. Muir’s relocation to the San Francisco Bay Area by October 22, 2019.

(6)	These RSUs vest as to two-thirds of the award on the second anniversary of the date of grant and as to one-third of the award on the third anniversary of the date of grant.

(7)

These RSUs will vest based on achievement of revenue growth targets established for our 2019 fiscal year, with the vesting percentage subject to a modifier based on our revenue growth levels during that year relative to the revenue growth levels for that year for the companies listed in the Nasdaq composite index with a market capitalization between $500 million and $5 billion. The vesting of the award will range from 0% to 150% of the target number of RSUs. The number of RSUs reflected in the table represents the number of RSUs that would be eligible to vest assuming the threshold performance level is achieved for that year (i.e. 50% of the target number of RSUs allocated to that year) without giving effect to any Nasdaq Relative Growth Modifier.

(8)

These RSUs will vest based on achievement of non-GAAP earnings per share growth targets established for our 2019 fiscal year, with the vesting percentage subject to a modifier based on our cash from operations growth levels (relative to the rate of growth of our non-GAAP operating income) during that year. The vesting of the award will range from 0% to 150% of the target number of RSUs. The number of RSUs reflected in the table represents the number of RSUs that would be eligible to vest assuming the threshold performance level is achieved for that year (i.e. 50% of the target number of RSUs allocated to that year) without giving effect to any Cash from Operations Growth Modifier.

(9)	One-third of the RSUs subject to each award vests on the first, second, and third anniversary of the date of grant.

(10)

These RSUs will vest based on achievement of revenue growth targets established for each of our 2019 and 2020 fiscal years, with the vesting percentage subject to a modifier based on our revenue growth levels during the applicable year relative to the revenue growth levels for that year for the companies listed in the Nasdaq composite index with a market capitalization between $500 million and $5 billion. The vesting of the award will range from 0% to 150% of the target number of RSUs. The number of RSUs reflected in the table represents the number of RSUs that would be eligible to vest assuming the target performance level is achieved for each performance year (i.e. 100% of the target number of RSUs allocated to each performance year) without giving effect to any Nasdaq Relative Growth Modifier.

(11)

These RSUs will vest based on achievement of non-GAAP earnings per share growth targets established for each of our 2019 and 2020 fiscal years, with the vesting percentage subject to a modifier based on our cash from operations growth levels (relative to the rate of growth of our non-GAAP operating income) during the applicable year. The vesting of the award will range from 0% to 150% of the target number of RSUs. The number of RSUs reflected in the table represents the number of RSUs that would be eligible to vest assuming the threshold performance level is achieved for each performance year (i.e. 50% of the target number of RSUs allocated to that year) without giving effect to any Cash from Operations Growth Modifier.

(12)

These RSUs vested based on the Company’s achievement of 2018 revenue growth targets, with the vesting percentage subject to a modifier based on the Company’s 2018 revenue growth levels relative to the 2018 revenue growth levels for the companies listed in the Nasdaq composite index with a market capitalization between $500 million and $5 billion. As described in more detail in the “Long-Term Incentive Awards” section of the Compensation Discussion and Analysis, the Compensation Committee certified in March 2019 that, based on the Company’s 2018 revenue and percentage of relative revenue growth as compared to the relevant Nasdaq companies, 56% of the target Revenue Growth Performance RSUs allocated to the 2018 performance period vested on such date.

(13)

These RSUs were awarded under our 2018 annual incentive program and vested based on the Company’s performance during 2018, with 40% of the award allocated to revenue targets, 40% of the award allocated to non-GAAP operating income targets, and 20% of the award allocated to cash from operations as a percentage of non-GAAP net income targets. The Compensation Committee certified on March 1, 2019 that approximately 84% of these RSUs vested on that date based on the Company’s performance during 2018, as described in more detail in the “Annual Incentive Program” section of the Compensation Discussion and Analysis on page 74 of this Proxy Statement.

(14)

These RSUs will vest when the average closing stock price during a period of 90 consecutive trading days equals or exceeds $53.00. An additional number of RSUs equal to this number of RSUs will vest when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $60.00.

(15)

These RSUs will vest when the average closing stock price during a period of 90 consecutive trading days equals or exceeds $50.00. An additional number of RSUs equal to this number of RSUs will vest when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $56.00. An additional number of RSUs equal to this number of RSUs will vest when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $62.00.

Option Exercises and Stock Vested in 2018

The following table presents information regarding the exercise of stock options by, and vesting of RSU awards held by, the named executive officers during the year ended December 31, 2018:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(e)(1)
William D. Muir, Jr.	—	—	—	—
Guy Gecht	—	—	39,996	1,228,560
Marc Olin	—	—	9,640	291,700

(1)

The dollar amounts shown in Column (e) for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share price of our common stock on the vesting date.

Pension Benefits

The Company does not provide pension benefits (other than under the Company’s 401(k) plan) to its employees.

Nonqualified Deferred Compensation

The Company does not provide any nonqualified deferred compensation plans to its employees.

Employment Agreements

The Company has entered into employment agreements with each of its current named executive officers. Mr. Muir’s agreement has a one-year term through October 2019 that automatically renews for additional one-year periods unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. Mr. Olin’s agreement has an initial three-year term through April 2018 that automatically renews for additional one-year periods thereafter unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. Each named executive officer’s employment with the Company is at-will and either party may terminate the employment relationship at any time for any reason with or without cause and with or without notice.

Each employment agreement provides, among other things, that:

•	the named executive officer shall be provided with a base salary and will be eligible for incentive compensation under the annual management bonus program as approved by the Compensation Committee;

•	the named executive officer is eligible to receive stock options and other equity awards based on the named executive officer’s performance;

•

in the event that the Company terminates the named executive officer’s employment without cause (including due to a non-renewal of the term by the Company, in the case of Mr. Muir) or the named executive officer voluntarily terminates his employment for good reason, the named executive officer is eligible for severance benefits consisting of cash severance paid in a lump sum for a specified number of months of base salary, pro-rata incentive award (or, if the termination is in connection with a change in control, an incentive award assuming all performance goals are met in full), employer subsidized health benefit continuation under COBRA, and outplacement services, in each case as described below;

•

if Mr. Olin becomes entitled to receive severance on or prior to December 31, 2020, he will also be offered the opportunity to enter into a consulting agreement with the Company (with the term of such consulting agreement to be 12 months or 18 months, in the case of a termination prior to December 31, 2019), with the consideration of such consulting services to be the continued vesting of any then-outstanding equity awards that provide for continued vesting while serving as a consultant;

•

if the named executive officer becomes entitled to receive severance and except as otherwise provided in the award document, the vesting of the named executive officer’s outstanding and unvested stock options and other equity awards shall be either partially or fully accelerated, performance conditions waived, in certain circumstances, and the post-exercise period for stock options shall be extended, in each case as described below; and

•	the named executive officer is subject to a non-solicitation covenant during his employment and for one year following termination of employment.

For more information on the severance provisions of these employment agreements, please see the severance tables and related footnotes in the section below.

In connection with Mr. Gecht’s resignation, the Company entered into a transition and consulting agreement with Mr. Gecht that provides for a term ending on March 31, 2020 (subject to earlier termination in connection with a change in control of the Company and subject to an extension through a change in control for which the Company has entered into an agreement on or prior to March 31, 2020). The agreement provides for Mr. Gecht’s then-outstanding equity awards to continue to vest during the term of the agreement (with awards granted after 2016 continuing to vest so long as he serves on the Board of Directors). The agreement also provides that upon a change in control during the term of the agreement, outstanding equity awards will fully vest upon the change in control, with performance-based awards deemed to vest at target level of performance.

Potential Payments upon Termination or Change in Control

Potential payments that may be made to the Company’s current named executive officers upon a termination of employment or a change in control, pursuant to their employment agreements or otherwise, are set forth below. Mr. Gecht received no severance benefits in connection with his termination of employment effective October 15, 2018. As described above, he is entitled to acceleration of his outstanding equity awards upon a change in control of the Company during the term of his consulting agreement.

The amounts presented below are estimates determined assuming that the termination of employment and/or change in control triggering payment of these benefits occurred on the last business day of 2018, with benefits being valued using the closing sales price of the Company’s common stock on such date ($24.80) and determined based on each executive’s employment agreement in effect on December 31, 2018. Receipt of these benefits is subject to the execution of a separation agreement and full release of all claims by the named executive officer. The executive’s actual benefits upon a termination or a change in control may be different from those described below if such event were to occur on any other date or at any other price.

The table below sets forth potential payments to the Company’s current named executive officers as of December 31, 2018 upon termination without cause by the Company (including due to a non-renewal of the term by the Company, in the case of Mr. Muir) or upon resignation for good reason by the named executive officer, in either case other than during the period of 24 months following a change in control as follows:

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and restricted stock units ($)(4)	Total ($)
William D. Muir, Jr.	1,240,000	35,000	34,574	1,563,665	2,873,239
Marc Olin(5)	584,346	35,000	19,232	236,840	875,418

(1)

The amounts shown in this column consist of 24 months of base salary for Mr. Muir and 12 months of base salary for Mr. Olin, plus an amount equal to the value of the executive’s RSU awards granted under the 2018 annual incentive program that would have vested based upon the Company’s actual performance for 2018 relative to the applicable performance targets.

(2)	Messrs. Muir and Olin would each be entitled to outplacement services up to a maximum of $35,000.

(3)	Messrs. Muir and Olin would each be entitled to reimbursement of premiums for health insurance coverage under COBRA for up to 18 months for Mr. Muir and up to 12 months for Mr. Olin.

(4)

Other than RSU awards related to the 2018 annual incentive program, which would be treated as described above in Note 1, Messrs. Muir and Olin would be entitled to accelerated vesting of their outstanding options and RSUs as follows: (a) with respect to the time-based awards granted to Mr. Muir in October 2018, the awards would fully accelerate and vest as of the termination date; (b) with respect to the award that vests based on stock price granted to Mr. Muir in October 2018, the award would vest if the per-share conditions are satisfied during employment or before the first anniversary of the grant date; (c) with respect to all other time-based awards held by these executives, the portion of the award that would otherwise have vested during the six-month period following the termination date will accelerate (with credit given as if the vesting accrued monthly); (d) with respect to other awards that vest based on stock price, the award would remain open for six months following the termination date (and will terminate at the end of that period to the extent not vested); and (e) with respect to performance-based awards that vest on any other basis, the award will remain outstanding until the end of the applicable performance period and will vest based on the Company’s actual performance for that period on a prorated basis (with the executive being given credit for up to six additional months of service for purposes of the pro-ration). For any portion of an award with a performance period that ends after December 31, 2018, no amount has been included in the table as the Company’s performance for such period will be not determined until the end of the period. The value of the accelerated options and RSUs presented in the table is calculated based on the Company’s closing stock price at December 31, 2018 of $24.80 per share, less the exercise price with respect to accelerated options. The number of shares subject to stock options and RSUs that would have accelerated for each named executive officer if a termination by the Company without cause or by the named executive officer for good reason had occurred on December 31, 2018 is as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
William D. Muir, Jr.	—	63,051
Marc Olin	—	9,550

(5)

As noted above, if Mr. Olin were entitled to receive severance benefits in connection with a termination of his employment, his employment agreement provides that he will be offered the opportunity to enter into a consulting agreement with the Company for a specified period. If such a termination of his employment had occurred on December 31, 2018, the term of the consulting agreement would have been 18 months, and he would have been eligible to continue vesting in certain of his outstanding equity awards during that period. The number of shares subject to Mr. Olin’s equity awards that were outstanding on December 31, 2018 and were scheduled to vest between July 1, 2019 and June 30, 2020 (i.e. the awards that would have vested during the consulting term after giving effect to the six months’ acceleration provided in his employment agreement) was 8,841 shares (which would have had an aggregate value of $219,257 based on the closing price of our stock on the last trading day of fiscal 2018).

The table below sets forth potential payments to Messrs. Muir and Olin upon a termination of the executive’s employment without cause by the Company or upon a resignation for good reason by the named executive officer, in either case within 24 months following a change in control. In the case of Mr. Gecht, the table below also sets forth the value of his then-outstanding equity awards that would have accelerated upon a change in control under his consulting agreement described above.

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and restricted stock units ($)(4)	Total ($)
William D. Muir, Jr.	1,860,000	35,000	34,574	4,495,521	6,425,095
Guy Gecht	—	—	—	11,126,049	11,126,049
Marc Olin	666,000	35,000	28,848	3,517,979	4,247,827

(1)

The amounts shown in this column consist of 36 months of base salary for Mr. Muir and 12 months of base salary for Mr. Olin, plus an amount equal to the value of the executive’s RSU awards granted under the 2018 annual incentive program that would have vested assuming that 100% of any performance targets applicable to the annual incentive awards were attained.

(2)	Messrs. Muir and Olin would each be entitled to outplacement services up to a maximum of $35,000.

(3)	Messrs. Muir and Olin would each be entitled to reimbursement of premiums for health insurance coverage under COBRA for up to 18 months.

(4)

The named executive officers would be entitled to accelerated vesting of 100% of all unvested options and RSUs as of their termination date (or as of the date of the change in control, in the case of Mr. Gecht) with, in the case of performance awards, the applicable performance conditions being deemed met at maximum performance levels (or at target performance level, in the case of Mr. Gecht) and excluding equity awards granted under the annual incentive program, which would be treated as described above in Note 1. The value of the accelerated options and RSUs presented in the table is calculated based on the Company’s closing stock price at December 31, 2018 of $24.80 per share, less the exercise price with respect to accelerated options. The number of shares subject to stock options and RSUs that would have accelerated for each named executive officer if a change in control (and, in the case of Messrs. Muir and Gecht, a termination by the Company without cause or by the named executive officer for good reason) had occurred on December 31, 2018 is as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
William D. Muir, Jr.	—	181,271
Guy Gecht	—	448,631
Marc Olin	—	141,854

Compensation Risk Assessment

The Company does not believe that its compensation programs encourage unnecessary risk-taking that could have a material adverse effect on the Company as a whole. In 2018, the

Compensation Committee, with the assistance of Mercer, reviewed the elements of (i) the Company’s compensation programs and practices for all employees and (ii) executive compensation for fiscal year 2018 to determine whether any portion of the program encouraged excessive risk taking. Following that review, the Compensation Committee does not believe that the Company’s compensation programs and practices applicable to employees create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee also believes that the mix and design of the elements of our executive compensation program do not encourage management to take excessive risks, based on the following factors:

•

Compensation is allocated among base salaries, annual incentive awards, and long-term incentive awards. Base salaries are fixed to provide executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole. Annual incentive awards and long-term incentive awards are designed to both reward the named executive officers for the Company’s overall performance and align interests with those of our stockholders;

•

Our annual incentive program is intended to balance risk and encourage our named executive officers to focus on specific short-term goals important to our success. While our annual incentive program is based on achievement of annual goals, and annual goals could encourage the taking of short-term risks at the expense of long-term results, our named executive officers’ annual incentive awards are determined based on a combination of objective corporate performance criteria as described above. In addition, threshold and target levels of performance, payouts at multiple levels of performance, and evaluation of performance based on objective measures are intended to assist in mitigating excessive risk taking. Finally, the awards under our annual incentive program are subject to maximum payout levels;

•

Awards to our named executive officers under our annual incentive compensation program for fiscal year 2018 were made in the form of performance-based RSU awards that help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. The performance measures used to determine vesting and payment of awards to our named executive officers are Company-wide measures only, as opposed to measures linked to the performance of a particular business segment. Applying Company-wide performance measures is designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders;

•

Awards to our named executive officers under our long-term incentive program in 2018 consisted of approximately two-thirds performance-based RSUs and approximately one-third time-based RSUs. The value of RSUs is tied directly to our stock price to help further align our executives’ interests with those of our stockholders. As with the performance-based RSUs granted under our annual incentive program, the performance awards granted under our long-term incentive program vest based on the achievement of Company-wide performance measures in addition to continued employment requirements and are intended to both provide a retention incentive and enhance executives’ focus on specific financial goals considered important to the Company’s long-

term growth. Because these time-based and performance-based awards will generally remain outstanding for a period of years, they help ensure that executives always have significant value tied to delivering long-term stockholder value; and

•

Our executive officers are subject to our Executive Stock Ownership Policy and a requirement to hold certain shares they acquire under our equity awards for at least three years, which we believe helps to significantly align their interests with those of our stockholders.

CEO PAY-RATIO DISCLOSURE

Pursuant to the Securities Exchange Act of 1934, as amended, we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2018 was $5,156,962, and the median of the total compensation of all of our employees (excluding our CEO) for 2018 was $57,963. Accordingly, we estimate the ratio of our CEO’s total compensation for 2018 to the median of the total compensation of all of our employees (excluding our CEO) for 2018 to be 89 to 1.

We selected November 1, 2018, which is a date within the last three months of fiscal 2018, as the date we use to identify our median employee to allow sufficient time to identify the median employee given the global scope of our operations. To find the median of the annual total compensation of all our employees (excluding our CEO), we used the amount of salary, wages, overtime and bonus from our payroll records. In making this determination, we annualized compensation for those employees who were hired by the Company during the fiscal year. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

As of November 1, 2018, we had a total of 3,845 full and part time employees, of whom 1,574 were based in the U.S. and 2,271 were based outside of the U.S. We did not include 10 employees based in one jurisdiction (Mexico) in the determination of the median employee in accordance with SEC rules permitting exclusion of a de minimis number of non-U.S. employees (so that all U.S.-based employees and 2,261 employees based outside of the U.S. were included in this determination).

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, because other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

AUDIT COMMITTEE REPORT

As more fully described in its Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company, the audits of the financial statements of the Company and assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls.

In the performance of its oversight function, the Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed these audited financial statements and overall financial reporting process, including the Company’s system of internal controls, with management of the Company.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards 1301, Communications With Audit Committees, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with Deloitte the independence of Deloitte from the Company.

Based on the review and discussions referred to above in this Report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

AUDIT COMMITTEE

Eric Brown

Janice D. Chaffin

Thomas Georgens

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ ALEX GRAB
Alex Grab Secretary

Dated: April 26, 2019

Appendix A

ELECTRONICS FOR IMAGING, INC.

2019 EQUITY INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of this Electronics For Imaging, Inc. 2019 Equity Incentive Plan (this “Plan”) of Electronics For Imaging, Inc., a Delaware corporation (the “Company”), is to promote the success of the Company by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons and to enhance the alignment of the interests of the selected participants with the interests of the Company’s stockholders.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Company or one of its Subsidiaries; (b) a director of the Company or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Company or one of its Subsidiaries) to the Company or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Company or the Company’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company; and “Board” means the Board of Directors of the Company.

3.	PLAN ADMINISTRATION

3.1

The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees (or subcommittees, as the case may be) appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the

Company, its authority under this Plan. The Board or another committee (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Company or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2

Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;

(b)

grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance-based exercisability or vesting requirements, determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, establish the events (if any) on which exercisability or vesting may accelerate (which may include, without limitation, retirement and other specified terminations of employment or services, or other circumstances), and establish the events (if any) of termination, expiration or reversion of such awards;

(c)	approve the forms of any award agreements (which need not be identical either as to type of award or among participants);

(d)

construe and interpret this Plan and any agreements defining the rights and obligations of the Company, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)

accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a retirement or other termination of employment or services, or other circumstances) subject to any required consent under Section 8.6.5;

(g)

adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)

determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to approve the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action approving the award);

(i)

determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3

Prohibition on Repricing. Notwithstanding anything to the contrary in Section 3.2 and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.4

Minimum Vesting Requirement. Notwithstanding the foregoing, and except as provided in the next sentence, all awards granted under this Plan shall be subject to a minimum vesting requirement of one year, and no portion of any such award may vest earlier than the first anniversary of the grant date of the award (the “Minimum Vesting Requirement”). The Minimum Vesting Requirement shall not apply to 5% of the total number of shares available under this Plan, and shall not limit or restrict the Administrator’s discretion to accelerate the vesting of any award in circumstances it determines to be appropriate.

3.5

Binding Determinations. Any determination or other action taken by, or inaction of, the Company, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, nor the Company or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.6

Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company. No director, officer or agent of the Company or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.7	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1

Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Company’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Company and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2

Aggregate Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)	2,141,000 shares of Common Stock, plus

(2)

the number of shares of Common Stock available for additional award grant purposes under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”) as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) and determined immediately prior to the termination of the authority to grant new awards under the 2017 Plan as of the Stockholder Approval Date, plus

(3)

the number of any shares subject to stock options granted under the 2017 Plan or the 2009 Equity Incentive Award Plan (the “2009 Plan”) and outstanding on the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus;

(4)

the number of any shares subject to restricted stock unit awards granted under the 2017 Plan or the 2009 Plan that are outstanding and unvested on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Company without having become vested.

provided that in no event shall the Share Limit exceed 2,634,722 shares (which is the sum of the 2,141,000 shares set forth above, plus the number of shares available under the 2017 Plan for additional award grant purposes as of the Effective Date (as such term is defined in Section 8.6.1), plus the aggregate number of shares subject to awards previously granted and outstanding under the 2017 Plan and the 2009 Plan as of the Effective Date).

4.3	Additional Share Limits. The following limits also apply with respect to awards granted under this Plan. These limits are in addition to, not in lieu of, the aggregate Share Limit in Section 4.2.

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 1,200,000 shares.

(b)

Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the limits of this Section 4.3(b). The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the grant date of the award, is a non-employee director is 10,000 shares; provided that this limit is 11,250 shares as to a non-employee director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made. For purposes of this Section 4.3(b), a “non-employee director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Company or one of its Subsidiaries. The limits of this Section 4.3(b) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its Subsidiaries. The limits of this Section 4.3(b) apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.

4.4	Share-Limit Counting Rules. The Share Limit shall be subject to the following provisions of this Section 4.4:

(a)

Except as provided below in this Section 4.4, shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(b)

To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right granted under this Plan, the total number of shares to which the exercise relates (and not just the shares which are actually issued in payment of the award) shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised in full at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be counted against the Share Limit with respect to such exercise.)

(c)

Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under this Plan, as well as any shares exchanged by a participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any award granted under this Plan, shall be counted against the Share Limit and shall not be available for subsequent awards under this Plan.

(d)

In addition, shares that are exchanged by a participant or withheld by the Company after the Stockholder Approval Date as full or partial payment in connection with any award granted under the 2017 Plan or the 2009 Plan, as well as any shares exchanged by a participant or withheld by the Company or one of its Subsidiaries after the Stockholder Approval Date to satisfy the tax withholding obligations related to any award granted under the 2017 Plan or the 2009 Plan, shall not be available for new awards under this Plan.

(e)

To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(f)

In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit). Except as otherwise provided by the Administrator, shares delivered in respect of dividend equivalent rights shall not count against any individual award limit under this Plan other than the aggregate Share Limit.

(g)	The Company may not increase the Share Limit by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).

Refer to Section 8.10 for application of the share limits of this Plan, including the limits in Sections 4.2 and 4.3, with respect to assumed awards. Each of the numerical limits and references in Sections 4.2 and 4.3, and in this Section 4.4, is subject to adjustment as contemplated by Section 4.3, Section 7 and Section 8.10.

4.5

No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1

Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1    Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.4.

5.1.2    Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Company or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Company or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Company and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

5.1.3    Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

5.1.4    Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, restricted stock units, deferred shares, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and, subject to the Minimum Vesting Requirement, any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. The types of cash awards that may be granted under this Plan include the opportunity to receive a payment for the achievement of one or more goals established by the Administrator, on such terms as the Administrator may provide, as well as discretionary cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied.

5.2

Award Agreements. Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.

5.3

Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.4

Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

(a)	services rendered by the recipient of such award;

(b)	cash, check payable to the order of the Company, or electronic funds transfer;

(c)	notice and third party payment in such manner as may be authorized by the Administrator;

(d)	the delivery of previously owned shares of Common Stock;

(e)	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

(f)

subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Company be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value. The Company will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Company.

5.5

Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the “Market”) for the date in question or, if no sales of

Common Stock were reported on the Market on that date, the closing price (in regular trading) for a share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.6	Transfer Restrictions.

5.6.1    Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.6 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.6.2    Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.6.3    Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.6.1 shall not apply to:

(a)	transfers to the Company (for example, in connection with the expiration or termination of the award),

(b)

the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)

the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

5.7

International Awards. One or more awards may be granted to Eligible Persons who provide services to the Company or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency.

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1

General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Company or one of its Subsidiaries, is not a member of the Board, and provides other services to the Company or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Company or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2

Events Not Deemed Terminations of Employment. Unless the express policy of the Company or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Company or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Company or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Company or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

6.3

Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Company a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Company or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.	ADJUSTMENTS; ACCELERATION

7.1	Adjustments.

(a)

Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

(b)

Without limiting the generality of Section 3.5, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2	Corporate Transactions - Assumption and Termination of Awards.

(a)

Upon any event in which the Company does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, in any case in connection with which the Company does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level); and (2) each award (including any award or portion thereof that, by its terms, does not accelerate and vest in the circumstances) shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

(b)

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

(c)

For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Company for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

(d)

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.

(e)

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

(f)	Without limiting the generality of Section 3.5, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

(g)

The Administrator may override the provisions of this Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in this Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.	OTHER PROVISIONS

8.1

Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Company or one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2

No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3

No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Company or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4

Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Company or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

8.5

Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Company shall be made to provide for any taxes the Company or any of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)

The Company or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Company or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(b)

The Company or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Company or one of its

Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(c)

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy any applicable withholding obligation on exercise, vesting or payment.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1    Effective Date. This Plan is effective as of April 15, 2019, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2    Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3    Stockholder Approval. To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4    Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no-repricing provision of Section 3.3.

8.6.5    Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Company under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7

Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Severability.

8.8.1    Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

8.8.2    Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9

Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10

Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Company or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the common stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Company or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11

Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12

No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Company or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Subsidiary, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Company or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Company or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.

8.13

Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Company or its Subsidiaries.

8.14

Clawback Policy. The awards granted under this Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

Appendix B

ELECTRONICS FOR IMAGING, INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

Original Effective Date: August 1, 2000

Amended and Restated: April 15, 2019

1.	PURPOSE.

(a) The purpose of this Amended and Restated Employee Stock Purchase Plan (the “Plan”) is to provide a means by which employees of Electronics For Imaging, Inc., a Delaware corporation (the “Company”), and its Affiliates, as defined in subparagraph 1(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase stock of the Company. This Plan amends and restates in its entirety the 2000 Employee Stock Purchase Plan, as amended.

(b) The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

(d) The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

2.	ADMINISTRATION.

(a) The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a committee as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)	To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

(ii)	To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

(iii)

To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv)	To amend the Plan as provided in paragraph 13.

(v)

Generally, to exercise such powers and to perform such acts as the Board or the Committee deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(c) The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(d) Notwithstanding anything else contained in the Plan to the contrary, the Board or the Committee may also adopt rules, procedures, separate offerings or sub-plans applicable to particular Affiliates or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code and need not comply with the otherwise applicable provisions of the Plan.

3.	SHARES SUBJECT TO THE PLAN.

(a) Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the aggregate number of shares of the Company’s common stock (the “Common Stock”) reserved for issuance under the Plan shall be nine million three hundred fifty-four thousand five hundred nine (9,354,509).

(b) The stock subject to the Plan may be unissued, or reacquired, shares of Common Stock, bought on the market or otherwise.

4.	GRANT OF RIGHTS; OFFERING.

(a) The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all employees granted rights to purchase stock under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 5 through 8, inclusive.

(b) If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier-granted right, if two rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later-granted right, if two rights have identical exercise prices) will be exercised.

5.	ELIGIBILITY.

(a) Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan unless, on the Offering Date, such employee’s customary employment with the Company or such Affiliate is for more than twenty (20) hours per week and more than five (5) months per calendar year.

(b) The Board or the Committee may provide that each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

(i)	the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right;

(ii)	the period of the Offering with respect to such right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii)

the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering, he or she will not receive any right under that Offering.

(c) No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

(d) An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan, provided, however, that the Board or the Committee may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6.	RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or the Committee not exceeding ten percent (10%) of such employee’s Earnings (as defined by the Board for each Offering) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering. The Board or the Committee shall establish one or more dates during an Offering (each of which is hereinafter referred to as a “Purchase Date”) on which rights granted under the Plan shall be exercised and purchases of Common Stock carried out in accordance with such Offering.

(b) In connection with each Offering made under the Plan, the Board or the Committee shall specify a maximum number of shares that may be purchased by any employee and may specify a maximum aggregate number of shares that may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Purchase Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

(c) The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:

(i)	an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

(ii)	an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An eligible employee may become a participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board or the Committee of such employee’s Earnings (as defined by the Board for each Offering) during the Offering. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero) or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any Offering only as provided for in the Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Offering.

(b) At any time during an Offering, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering except as provided by the Board or the Committee in the Offering. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant’s right to acquire Common Stock under that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

(c) Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of a participant’s employment with the Company and any designated Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), under the Offering, without interest.

(d) Rights granted under the Plan shall not be transferable by a participant other than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 14, and during a participant’s lifetime, shall be exercisable only by such participant.

8.	EXERCISE.

(a) On each Purchase Date specified in the relevant Offering, each participant’s accumulated payroll deductions and any other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. Unless otherwise provided for in the applicable Offering, no fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Purchase Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after such final Purchase Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares which is equal to the amount required to purchase whole shares of Common Stock on the final Purchase Date of an Offering shall be distributed in full to the participant after such Purchase Date, without interest.

(b) No rights granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan (including rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no rights granted under the Plan or any Offering shall be exercised then all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.

9.	COVENANTS OF THE COMPANY.

(a) During the terms of the rights granted under the Plan, the Company shall at all times make reasonable efforts to keep available the number of shares of stock required to satisfy such rights, provided that this section shall not require the Company to take any action that would result in adverse tax, accounting or financial consequences to the Company.

(b) The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.

10.	USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of stock to participants pursuant to rights granted under the Plan shall constitute general funds of the Company.

11.	RIGHTS AS A STOCKHOLDER.

A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until the participant’s shares acquired upon exercise of rights hereunder are recorded in the books of the Company (or its transfer agent).

12.	ADJUSTMENTS UPON CHANGES IN STOCK.

(a) If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

(b) In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then, as determined by the Board in its sole discretion, (i) any surviving or acquiring corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or

(iii) participants’ accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants’ rights under the ongoing Offering terminated.

13.	AMENDMENT OF THE PLAN.

(a) The Board or the Committee at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment if such amendment requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act.

(b) The Board or the Committee may amend the Plan in any respect the Board or the Committee deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

(c) Rights and obligations under any rights granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

14.	DEATH BENEFITS.

In the event of the death of a participant, the Company shall deliver such shares and/or cash payable pursuant to the terms hereof to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board or the Committee in its discretion, may suspend or terminate the Plan at any time. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Rights and obligations under any rights granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

16.	EFFECTIVE DATE OF PLAN.

The Plan initially became effective on August 1, 2000 (the “Effective Date”). The Plan, as amended and restated herein, shall become effective as of April 15, 2019, but no rights granted under the amended portions of the Plan shall be exercised unless and until the amendment and restatement of the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the amendment and restatement of the Plan is adopted by the Board.

SAMPLE PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ELECTRONICS FOR IMAGING, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 6, 2019

The undersigned stockholder of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 26, 2019, and hereby appoints William D. Muir, Jr. and Alex Grab, or either of them, his, her or its proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the proxies, to represent the undersigned at the 2019 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on June 6, 2019 at 9 a.m., Pacific Time, at the Company’s corporate headquarters, 6750 Dumbarton Circle, Fremont, California 94555, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this Proxy. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ELECTRONICS FOR IMAGING, INC.

June 6, 2019

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2019: the Company’s Proxy Statement dated April 26, 2019 and Annual Report for the fiscal year ended December 31, 2018 are available electronically at http://ir.efi.com/financial-information/proxy-materials.

Please sign, date, and mail your proxy card in the envelope provided as soon as possible.

 Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK

YOUR VOTE IN BLUE OR

BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends that you vote “FOR” each nominee for director in the following proposal:

1.	Election of Directors.

NOMINEES:

• Eric Brown

• Janice D. Chaffin

☐ FOR ALL NOMINEES	• Gill Cogan

• Guy Gecht

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	• Thomas Georgens

• Richard A. Kashnow

• Dan Maydan

• William D. Muir, Jr.
☐ FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

The Board of Directors recommends that you vote “FOR” Proposals 2, 3, 4, and 5:

2. To approve a non-binding advisory proposal on executive compensation.

☐ FOR

☐ AGAINST

☐ ABSTAIN

3. To approve the Electronics For Imaging, Inc. 2019 Equity Incentive Plan

☐ FOR

☐ AGAINST

☐ ABSTAIN

4. To approve the amendment and restatement of the Electronics For Imaging, Inc. Employee Stock Purchase Plan

☐ FOR

☐ AGAINST

☐ ABSTAIN

5. To ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

☐ FOR

☐ AGAINST

☐ ABSTAIN

6. In their discretion, the Proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” ELECTION OF ALL THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, 4, AND 5 AND AS SAID

PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.